Exhibit 2.1

SHARE PURCHASE AGREEMENT

by and among

Yelp Inc.,

10036773 Canada Inc.,

Turnstyle Analytics Inc.,

The Shareholders
of Turnstyle Analytics Inc.,

The Vested Option Holders
of Turnstyle Analytics Inc.,

500 Startups IV, L.P.,

and

Fortis Advisors LLC,
as the Securityholders’ Agent

___________________________

Dated as of April 3, 2017
___________________________

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TABLE OF CONTENTS
(continued)

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Exhibits

Exhibit A	-	Definitions
Exhibit B	-	Form of Debenture Conversion Notice
Exhibit C	-	Form of Founder Vesting Agreement
Exhibit D	-	Form of Non-Competition Agreement
Exhibit E	-	Form of Notice of Option Surrender
Exhibit F	-	Form of Escrow Agreement
Exhibit G	-	Legal Opinion Matters
Exhibit H	-	Form of D&O Resignation and Release
Exhibit I	-	Form of Proprietary Property Agreement
Exhibit J	-	Form of Additional Offer Letter

Schedules

Schedule A	-	Shareholders
Schedule B	-	Debenture Holders
Schedule C	-	Vested Option Holders
Schedule D	-	Contracts to be Amended or Terminated
Schedule E	-	Signatories to Proprietary Property Agreement
Schedule F	-	Company Disclosure Letter

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SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is made and entered into as of April 3, 2017 by and among Yelp Inc., a Delaware corporation (“Acquirer”), 10036773 Canada Inc., a corporation organized under the laws of Canada and a wholly owned subsidiary of Acquirer (“Subco”), Turnstyle Analytics Inc., a corporation organized under the laws of Canada (the “Company”), each of the shareholders of the Company listed on Schedule A hereto, including the former Debenture Holders after giving effect to their respective Debenture Conversion Notices referenced below (each, a “Shareholder” and collectively, the “Shareholders”), each of the holders of Vested Company Options listed on Schedule B, after giving effect to the Option Acceleration referenced below (the “Vested Option Holders”), 500 Startups IV, L.P. (“500 Startups”), and Fortis Advisors LLC, a Delaware limited liability company, as the securityholders’ agent (the “Securityholders’ Agent”). Certain other capitalized terms used herein are defined in Exhibit A.

Recitals

A.	Immediately prior to the execution of this Agreement: (i) each of the holders of the issued and outstanding Company Debentures set forth on Schedule C (the “Debenture Holders”) has executed and delivered to Acquirer and Subco a waiver and consent to conversion notice in substantially the form attached hereto as Exhibit B (the “Debenture Conversion Notice”) and has become an owner of Company Non-Voting Common Shares pursuant to the terms of such Debenture Holder’s Debenture Conversion Notice (all such shares, the “Debenture Conversion Shares”); and (ii) the board of directors of the Company has taken all action necessary to accelerate the vesting of all outstanding Unvested Company Options (the “Option Acceleration”), to facilitate the payment to each Optionholder of such Optionholder’s Vested Option Payment, subject to the Company’s and Acquirer’s prior receipt of a Notice of Option Surrender from such Optionholder and the terms of this Agreement.

B.	The Shareholders (including the former Debenture Holders) own 5,957,365 Company Voting Common Shares and 53,267 Company Non-Voting Common Shares (inclusive of the Debenture Conversion Shares), constituting one hundred percent (100%) of the issued and outstanding share capital of the Company as of the Closing Date (all such share capital being, the “Shares”).

C.	500 Startups is the holder of an Unsecured Convertible Debenture between the Company and 500 Startups, issued on June 10, 2016 (the “500 Startups Debenture”).

D.	Concurrently with the execution of this Agreement, and as a condition and inducement to Acquirer’s and Subco’s willingness to enter into this Agreement, each of Devon Wright and Chris Gilpin (each, a “Founder”) has executed a vesting agreement in substantially the form attached hereto as Exhibit C (the “Founder Vesting Agreement”), each to become effective upon the Closing.

E.	Concurrently with the execution of this Agreement, and as a condition and inducement to Acquirer’s and Subco’s willingness to enter into this Agreement, each of the Key Employees has executed (i) Acquirer’s customary form of employment offer letter, together with a confidential information and invention assignment agreement (together, an “Offer Letter”), and (ii) a non- competition agreement in substantially the form attached hereto as Exhibit D (the “Non-Competition Agreement”), each to become effective upon the Closing.

F.	Subco desires to purchase: (i) the Shares from the Shareholders, and the Shareholders desire to sell the Shares to Subco; and (ii) the 500 Startups Debenture from 500 Startups, and 500 Startups desires to sell the 500 Startups Debenture to Subco, in each case upon the terms and subject to the conditions set forth in this Agreement.

G.	At the Closing, each Company Option shall be cancelled in exchange for the consideration set forth herein, upon the terms and conditions set forth in this Agreement.

Now, Therefore, in consideration of the representations, warranties, covenants, agreements and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Sale and Purchase

1.1 Sale and Purchase.

(a) Share Purchase. On the terms and subject to the conditions of this Agreement, at the Closing, each Shareholder shall sell, transfer and deliver to Subco, and Subco shall purchase from each Shareholder, all of the Shares held by such Shareholder, which Shares shall be sold, transferred and delivered with full legal and beneficial title, free from any Encumbrances and together with all rights attached thereto, in exchange for the right to receive a purchase price per share equal to an amount in cash, without interest, equal to the Per Share Consideration. The amount of cash each Shareholder is entitled to receive for his, her or its Shares shall be rounded down to the nearest whole cent and computed after aggregating cash amounts for all Shares held by such Shareholder. All such amounts shall be payable as set forth in Section 1.1(d). The sale and purchase of the Shares is referred to in this Agreement as the “Share Purchase”.

(b) 500 Startups Debenture. On the terms and subject to the conditions of this Agreement, at the Closing, 500 Startups shall sell, transfer and deliver to Subco, and Subco shall purchase from 500 Startups, the 500 Startups Debenture, which shall be sold, transferred and delivered with full legal and beneficial title, free from any Encumbrances and together with all rights attached thereto, in exchange for the right to receive the 500 Startups Debenture Purchase Price in cash, without interest, as set forth in Section 1.1(d); provided, that, upon the sale of the 500 Startups Debenture to Subco: (i) 500 Startups shall cease to be the holder of the 500 Startups Debenture and shall cease to have any rights as a holder of the 500 Startups Debenture; (ii) 500 Startups’ name shall be removed as the holder of the 500 Startups Debenture from the register of debentures maintained by or on behalf of the Company; and (iii) Subco shall be deemed to be the legal and beneficial holder of the 500 Startups Debenture, free and clear of any Encumbrances, and will be entered as the holder of the 500 Startups Debenture in the register of debentures maintained by or on behalf of the Company. The sale and purchase of the 500 Startups Debenture is referred to in this Agreement as the “Debenture Purchase”, which, together with the Share Purchase, shall be referred to, collectively, as the “Purchase Transaction”.

(c) Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Purchase Transaction (the “Closing”) shall take place electronically, at (i) 10:00 a.m. Pacific time on a date to be agreed by Acquirer and the Company; or (ii) such other time as Acquirer and the Company agree. The date on which the Closing occurs is sometimes referred to herein as the “Closing Date.”

(d) Payment of Adjusted Consideration. Subco shall pay or Acquirer shall pay on behalf of Subco, or cause to be paid, the following amounts as specified below:

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(i) Shares. At the Closing or within 1 Business Day after Closing, Subco shall pay (or Acquirer shall pay on behalf of Subco) to the Paying Agent, for further payment to each Shareholder (by check or wire transfer to the account instructions set forth in the Spreadsheet), in consideration for his, her or its Shares (regardless of whether such Shares are Company Voting Common Shares or Company Non-Voting Common Shares), the amount in cash (rounded down to the nearest whole cent), without interest, determined by multiplying (A) the Per Share Consideration by (B) the total number of Shares held by such Shareholder immediately prior to the Closing; provided, however, that such amount shall be reduced by such Shareholder’s Pro Rata Share of the Escrow Amount and Expense Fund Amount and, in the case of each Founder, shall be further reduced by the amounts subject to vesting pursuant to his Founder Vesting Agreement.

(ii) 500 Startups Debenture. At the Closing or within 1 Business Day after Closing, Subco shall pay (or Acquirer shall pay on behalf of Subco) to the Paying Agent, for further payment to 500 Startups (by check or wire transfer to the account instructions set forth in the Spreadsheet), in consideration for the 500 Startups Debenture, the amount in cash, without interest, equal to the 500 Startups Debenture Purchase Price; provided, however, that such amount shall be reduced by 500 Startups’ Pro Rata Share of the Escrow Amount and Expense Fund Amount.

(iii) Vested Company Options. At Closing or within 1 Business Day after Closing, subject to the receipt by the Company and Acquirer of an executed notice of option surrender in substantially the form attached hereto as Exhibit E (the “Notice of Option Surrender”) from each Vested Option Holder, Subco shall deliver (or Acquirer shall deliver on behalf of Subco) to the Company (by check or wire transfer to the account instructions set forth in the Spreadsheet) for processing and payment through the Company’s payroll to such Vested Option Holder (no later than the first payroll occurring at least five (5) Business Days following the Closing), in consideration for the cancellation, by the Company, of his, her or its Vested Company Options, the amount in cash (rounded down to the nearest whole cent), without interest, determined by multiplying (A) the excess of the Per Share Consideration over the per share exercise price of such Vested Company Option by (B) the total number of Shares (regardless of whether such Shares are Company Voting Common Shares or Company Non-Voting Common Shares) subject to such Vested Company Option (collectively, the “Vested Option Payments”); provided, however, that such amount shall be reduced by such Optionholder’s Pro Rata Share of the Escrow Amount and Expense Fund Amount and any applicable payroll, income tax or other withholding taxes.

(iv) Unvested Company Options. Each Unvested Company Option that remains outstanding immediately prior to the Closing shall be cancelled automatically at the Closing for no consideration.

(v) The Company shall, prior to the Closing, take or cause to be taken all actions, and shall obtain all consents, as may be required to effect the treatment of Company Options pursuant to this Section 1.1(d).

(vi) Each of Acquirer and/or Subco, as applicable, or any successor, acknowledge and agree that it will, and will cause the Company to, forego that portion of the income tax deduction that it, or any Person not dealing at arm’s length with Acquirer and/or Subco, as applicable, for purposes of the Tax Act, could benefit from in respect of the cash settlement of Company Options referred to in this Section 1.1(d). Each of Acquirer and/or Subco, as applicable, or any successor, will comply with and will cause the Company to comply with the requirements described in subsection 110(1.1) of the Tax Act and will comply in all respects, to the extent reasonably possible, to allow the relevant Vested Option Holders to benefit from the deduction provided under paragraph 110(1)(d) of the Tax Act and of any similar provisions of any applicable provincial or territorial tax statute in Canada.

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(e) Escrow Fund. At the Closing or within 1 Business Day after Closing, Subco will (or Acquirer will on behalf of Subco) cause a portion of the Base Consideration equal to $3,090,000 (the “Escrow Amount” and, as it may be increased or decreased from time to time pursuant to the Escrow Agreement, the “Escrow Fund”) to be deposited with Wells Fargo Bank, N.A. (the “Escrow Agent”), on behalf of the Indemnifying Holders and in accordance with an Escrow Agreement in substantially the form attached hereto as Exhibit F (the “Escrow Agreement”), which will be executed and delivered by Acquirer, the Escrow Agent and the Securityholders’ Agent concurrently with the parties’ execution of this Agreement. Notwithstanding anything to the contrary in the other provisions of this Article I, Subco (or Acquirer on behalf of Subco) shall, in the case of each Indemnifying Holder, withhold such Indemnifying Holder’s Pro Rata Share of the Escrow Amount from the portion of the Adjusted Consideration otherwise payable to such Indemnifying Holder pursuant to Section 1.1(d)(i), Section 1.1(d)(ii) and Section 1.1(d)(iii). The Escrow Fund shall constitute partial security for the benefit of Acquirer (on behalf of itself or any other Indemnified Person) with respect to any Indemnifiable Damages pursuant to the indemnification obligations of the Indemnifying Holders under Section 1.2(g) and Article VII, and shall be held and distributed in accordance with the Escrow Agreement and Section 1.2(g) and Section 7.1. The Escrow Fund shall, to the maximum extent possible, consist of vested cash and any unvested cash in the Escrow Fund shall vest before any unvested cash not in the Escrow Fund.

(f) Expense Fund. At the Closing or within 1 Business Day after Closing, Subco will (or Acquirer will on behalf of Subco) cause a portion of the Adjusted Consideration equal to $25,000 (the “Expense Fund Amount” and, as it may be increased or decreased from time to time pursuant to this Agreement or any Securityholders’ Agent letter agreement, the “Expense Fund”) to be deposited with the Securityholders’ Agent pursuant to payment instructions delivered by the Securityholders’ Agent to Acquirer prior to the Closing. The Expense Fund shall be held by the Securityholders’ Agent in a segregated client account. Notwithstanding anything to the contrary in the other provisions of this Article I, Subco (or Acquirer on behalf of Subco) shall, in the case of each Indemnifying Holder, withhold such Indemnifying Holder’s Pro Rata Share of the Expense Fund Amount from the portion of the Adjusted Consideration otherwise payable to such Indemnifying Holder pursuant to Section 1.1(d)(i), Section 1.1(d)(ii) and Section 1.1(d)(iii). The Expense Fund shall be used (i) for the purpose of paying directly or reimbursing the Securityholders’ Agent for any Securityholders’ Agent Expenses incurred pursuant to this Agreement or any Securityholders’ Agent letter agreement, or (ii) as otherwise determined by the Advisory Group. The Securityholders’ Agent is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Securityholders’ Agent is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund, and has no tax reporting or income distribution obligations. The Indemnifying Holders will not receive any interest on the Expense Fund and assign to the Securityholders’ Agent any such interest. Subject to Advisory Group approval, the Securityholders’ Agent may contribute funds to the Expense Fund from any consideration otherwise distributable to the Indemnifying Holders. As soon as reasonably determined by the Securityholders’ Agent that the Expense Fund is no longer required to be withheld, the Securityholders’ Agent shall distribute the remaining Expense Fund (if any) to the Paying Agent and/or Acquirer, as applicable, for further distribution to the Indemnifying Holders in accordance with their respective Pro Rata Shares.

(g) Paying Agent. At or prior to the Closing, Acquirer shall enter into an agreement with Continental Stock Transfer & Trust Company (the “Paying Agent” and such agreement, the “Paying Agent Agreement”) requiring Subco (or Acquirer on behalf of Subco) to make available to the Paying Agent at the Closing or within 1 Business Day after Closing cash in the amount necessary for the payment of the Adjusted Consideration to the Company Securityholders as specified and allocated in this Section 1.1. At the Closing or within 1 Business Day after Closing, Subco (or Acquirer on behalf of Subco) will cause such cash amount to be deposited with the Paying Agent.

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1.2 Company Net Working Capital Adjustment.

(a) The Company shall have delivered the Company Closing Financial Certificate to Acquirer not later than three Business Days prior to the Closing Date.

(b) Within 90 days after the Closing, Acquirer may object to the calculation of Company Net Working Capital included in the Company Closing Financial Certificate (the “NWC Calculations”) by delivering to the Securityholders’ Agent a notice (the “Acquirer NWC Notice”) setting forth Acquirer’s calculation of Company Net Working Capital and the amount by which Company Net Working Capital as calculated by Acquirer is less than Company Net Working Capital as set forth in the Company Closing Financial Certificate, in each case together with supporting documentation, information and calculations.

(c) The Securityholders’ Agent may object to the calculation of Company Net Working Capital set forth in the Acquirer NWC Notice by providing written notice of such objection to Acquirer within 30 days after Acquirer’s delivery of the Acquirer NWC Notice (the “Notice of Objection”), together with supporting documentation, information and calculations. Any matters not expressly set forth in the Notice of Objection shall be deemed to have been accepted by the Securityholders’ Agent on behalf of the Indemnifying Holders.

(d) If the Securityholders’ Agent timely provides the Notice of Objection, then Acquirer and the Securityholders’ Agent shall confer in good faith for a period of up to 10 Business Days following Acquirer’s timely receipt of the Notice of Objection in an attempt to resolve any disputed matter set forth in the Notice of Objection, and any resolution by them shall be in writing and shall be final and binding on the parties hereto and the Indemnifying Holders.

(e) If, after the 10 Business Day period set forth in Section 1.2(d), Acquirer and the Securityholders’ Agent cannot resolve any matter set forth in the Notice of Objection, then Acquirer and the Securityholders’ Agent shall engage a nationally recognized accounting firm acceptable to both Acquirer and the Securityholders’ Agent (the “Reviewing Accountant”) to review only the matters in the Notice of Objection that are still disputed by Acquirer and the Securityholders’ Agent and the NWC Calculations to the extent relevant thereto. After such review and a review of the Company’s relevant books and records, the Reviewing Accountant shall promptly (and in any event within 60 days following its engagement) determine the resolution of such remaining disputed matters, which determination shall be final and binding on the parties hereto and the Indemnifying Holders, and the Reviewing Accountant shall provide Acquirer and the Securityholders’ Agent with a calculation of Company Net Working Capital in accordance with such determination.

(f) If the Company Net Working Capital, as finally determined pursuant to Section 1.2(b), Section 1.2(d) and/or Section 1.2(e), as the case may be (the “Final Net Working Capital”), is less than the Company Net Working Capital as set forth in the Company Closing Financial Certificate (such difference, the “Final Net Working Capital Shortfall”), then the Indemnifying Holders shall severally but not jointly indemnify and hold harmless Acquirer without any dispute by the Securityholders’ Agent, for the full amount of:

(i) the Final Net Working Capital Shortfall; and

(ii) all fees, costs and expenses of the Reviewing Accountant to be paid by the Indemnifying Holders pursuant to Section 1.2(g)(ii) or Section 1.2(g)(iii) (the sum of clauses (i) and (ii) of this Section 1.2(f) being, the “Total NWC Adjustment Amount”); provided, however, notwithstanding the foregoing, the Indemnifying Holders shall not have any indemnification obligation to Acquirer pursuant to this Section 1.2(f) unless and until the Total NWC Adjustment Amount equals or exceeds $150,000 (the “NWC Basket”), in which event the Indemnifying Holders’ indemnification obligation to Acquirer pursuant to this Section 1.2(f) shall be the full Total NWC Adjustment Amount (including the amount of such NWC Basket).

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(g) The fees, costs and expenses of the Reviewing Accountant shall be paid (i) by Acquirer in the event the difference between the Final Net Working Capital as determined by the Reviewing Accountant pursuant to Section 1.2(e) and the NWC Calculations set forth in the Acquirer NWC Notice (such difference, the “Acquirer’s Difference”) is greater than the difference between the Final Net Working Capital as determined by the Reviewing Accountant pursuant to Section 1.2(e) and the NWC Calculations set forth in the Notice of Objection (such difference, the “Securityholders’ Agent’s Difference”), (ii) by the Indemnifying Holders if the Acquirer’s Difference is less than the Securityholders’ Agent’s Difference or (iii) equally by Acquirer on the one hand, and the Indemnifying Holders on the other hand, if the Acquirer’s Difference is the same as the Securityholders’ Agent’s Difference.

(h) Acquirer’s right to indemnification pursuant to this Section 1.2 will not be subject to any of the limitations set forth in Article VII. Any payments made pursuant to this Section 1.2 shall be treated as adjustments to the Adjusted Consideration for all Tax purposes to the maximum extent permitted under Applicable Law. For the avoidance of doubt, any amounts Acquirer recovers from the Escrow Fund pursuant to this Section 1.2 shall not reduce the amount that an Indemnified Person may recover with respect to claims made pursuant to Article VII.

1.3 Tax Consequences. Neither Acquirer nor Subco makes any representations or warranties to the Company or to any Company Securityholder regarding the Tax treatment of the Purchase Transaction or any of the other Transactions, or any of the Tax consequences to the Company or any Company Securityholder of this Agreement, the Purchase Transaction or the other Transactions or the other agreements contemplated by this Agreement. The Company acknowledges that the Company and the Company Securityholders are relying solely on their own Tax advisors in connection with this Agreement, the Purchase Transaction and the other Transactions and the other agreements contemplated by this Agreement.

1.4 Withholding Rights. Each of Acquirer, Subco, the Company, the Paying Agent and the Escrow Agent, and an agent or affiliate thereof, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement, such amounts as are required to deduct and withhold therefrom under the U.S. Code, the Tax Act or any provision of state, provincial, local, or foreign Tax law. To the extent that amounts are so withheld and paid over to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid or issued, as applicable, to such Persons in respect of which such deduction and withholding was made.

1.5 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is reasonably determined by Acquirer and Subco to be necessary or desirable to carry out the purposes of this Agreement, the officers and directors of Acquirer and Subco are fully authorized, in the name and on behalf of the Company or otherwise, to take all lawful action that is reasonably determined to be necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

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1.6 Closing Deliveries.

(a) Acquirer and Subco Deliveries.

(i) Acquirer shall deliver to the Company, at or prior to the Closing, a certificate, executed on behalf of each of Acquirer and Subco, in each case, by a duly authorized officer of Acquirer and Subco certifying the incumbency and signatures of the officers of Acquirer and Subco executing this Agreement and any other document relating to the Transactions;

(ii) Acquirer shall deliver to each Key Employee its counterpart signature page to such Key Employee’s Offer Letter and Non-Competition Agreement;

(iii) Acquirer shall deliver to each Additional Employee who accepts continued employment its counterpart signature page to his or her Additional Offer Letter;

(iv) Acquirer shall deliver to each Founder its counterpart signature page to his Founder Vesting Agreement;

(v) Acquirer shall deliver (A) to the Escrow Agent and the Securityholders’ Agent its counterpart signature page to the Escrow Agreement and (B) to the Paying Agent its counterpart signature page to the Paying Agent Agreement; and

(b) Company and Company Securityholder Deliveries. The Company, the Company Securityholders and the Securityholders’ Agent, as applicable, shall deliver to Acquirer, at or prior to the Closing, unless otherwise waived:

(i) a share certificate or share certificates representing the Shares, duly endorsed in blank for transfer or accompanied by appropriate share powers duly executed in blank, with all taxes, direct or indirect, attributable to the transfer of such Shares paid or provided for;

(ii) a certificate, dated as of the Closing Date and executed on behalf of the Company by a duly authorized officer of the Company, certifying (A) the articles of the Company in effect as of the Closing (the “Company Articles”), (B) the bylaws of the Company in effect as of the Closing (the “Company Bylaws”) and (C) the resolutions of the Company Board approving this Agreement and the Transactions in accordance with Applicable Law;

(iii) a written opinion from the Company’s outside legal counsel covering the matters set forth on Exhibit G, dated as of the Closing Date and addressed to Acquirer;

(iv) written acknowledgments pursuant to which any Person that is entitled to any Transaction Expenses acknowledges (A) the total amount of Transaction Expenses that (I) has been incurred and paid to such Person prior to the Closing and (II) has been incurred and remains payable to such Person as of the Closing and (B) that, upon payment of such remaining payable amount at the Closing, it shall be paid in full and shall not be owed any other amount by any of Acquirer, Subco, the Company or any of their respective Affiliates;

(v) a Notice of Option Surrender executed by each Optionholder;

(vi) a Debenture Conversion Notice executed by each Debenture Holder, together with evidence from the Company that all Company Debentures have been converted into Company Non-Voting Common Shares in accordance with the Debenture Conversion Notices;

(vii) a counterpart signature page to this Agreement from each Debenture Holder, 500 Startups and each Vested Option Holder;

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(viii) Offer Letters, effective as of the Closing, executed by each Key Employee;

(ix) Non-Competition Agreements, effective as of the Closing, executed by each Key Employee;

(x) Founder Vesting Agreements, effective as of the Closing, executed by each Founder;

(xi) A resignation and general release letter in the form attached hereto as Exhibit H (the “D&O Resignation and Release”), effective as of the Closing, executed by each director and officer of the Company in office immediately prior to the Closing;

(xii) evidence reasonably satisfactory to Acquirer of the termination or waiver of any rights of first refusal, rights to any liquidation preference, redemption rights, conversion rights and rights of notice of any Company Securityholder with respect to any of the Transactions, effective as of, and contingent upon the Closing;

(xiii) the Spreadsheet completed to include all of the information specified in Section 5.2 in a form reasonably satisfactory to Acquirer and a certificate executed by the President of the Company, dated as of the Closing Date, certifying on behalf of the Company that the Spreadsheet is true, correct and complete;

(xiv) the Company Closing Financial Certificate, together with a certificate executed by a duly authorized officer of the Company, dated as of the Closing Date, certifying on behalf of the Company that the Company Closing Financial Certificate is true, correct and complete;

(xv) evidence reasonably satisfactory to Acquirer of the termination of service with the Company of each independent contractor, consultant and/or advisory board member of the Company, to be effective no later than immediately prior to the Closing;

(xvi) evidence reasonably satisfactory to Acquirer of the Company’s receipt of all consents, waivers and approvals described in Section 2.3(b);

(xvii) payoff letters or similar instruments in form and substance reasonably satisfactory to Acquirer with respect to all Company Debt, which letters or instruments provide for the full payoff and discharge of all Company Debt outstanding as of immediately prior to the Closing (including any premiums above the principal amount of such Company Debt or any accrued but unpaid interest, fees and other amounts payable in connection therewith) and the termination and release of all instruments providing for or related to the Company Debt, including the related guaranty and promissory notes, in each case together with any deliverables required under subclause (xix) with respect to Encumbrances related to such Company Debt;

(xviii) evidence reasonably satisfactory to Acquirer that all Encumbrances on assets of the Company and the Subsidiaries, other than Permitted Encumbrances, shall have been released prior to, or shall be released simultaneously with, the Closing, including documentation in form and substance reasonably satisfactory to Acquirer executed by each Person holding a security interest in any asset of the Company or any Subsidiary as of the Closing Date terminating any and all such security interests and authorizing Acquirer to file or record on behalf of such Person a termination statement or other instruments of release or discharge;

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(xix) each of the individuals set forth on Schedule E shall have executed a Confidentiality of Information and Ownership or Proprietary Property Agreement in the form attached hereto as Exhibit I (the “Proprietary Property Agreement”) and the Company shall have paid to such individual the consideration specified in his or her Proprietary Property Agreement (the aggregate consideration payable to all such individuals, the “Aggregate Proprietary Property Agreement Consideration”);

(xx) unless otherwise requested by Acquirer in writing no less than three Business Days prior to the Closing Date, a true, correct and complete copy of resolutions adopted by the Company Board or any applicable committee thereof, certified by the Secretary of the Company, authorizing the termination of the Company Option Plan; and

(xxi) the Securityholders’ Agent shall deliver to Acquirer and the Escrow Agent its counterpart signature page to the Escrow Agreement.

Receipt by Acquirer of any of the agreements, instruments, certificates or documents delivered pursuant to this Section 1.6(b) shall not be deemed to be an agreement by Acquirer or Subco that the information or statements contained therein are true, correct or complete, and shall not diminish Acquirer’s or Subco’s remedies hereunder if any of the foregoing agreements, instruments, certificates or documents are not true, correct or complete.

ARTICLE II
Representations and Warranties of the Company

Subject to the disclosures set forth in the disclosure letter of the Company delivered to Acquirer concurrently with the execution of this Agreement and attached hereto as Schedule F (the “Company Disclosure Letter”) (each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article II to which it relates (unless and only to the extent the relevance to other representations and warranties is readily apparent from the actual text of the disclosures without any reference to extrinsic documentation or any independent knowledge on the part of the reader regarding the matter disclosed; provided that no such disclosure shall be deemed to be disclosed on Schedule 2.5(ii) of the Company Disclosure Letter unless expressly stated in Schedule 2.5(ii) of the Company Disclosure Letter), and each of which disclosures shall also be deemed to be representations and warranties made by the Company to Acquirer under this Article II), the Company represents and warrants to Acquirer (it being understood that all references in this Article II to the “Company” will include the Company’s Subsidiaries except to the extent specifically excluded or except as otherwise clearly required by the context) as follows:

2.1 Organization, Standing, Power and Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Company has full power and authority to own, operate, use, distribute and lease its properties and to conduct the Business and is duly licensed or qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified or in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to have a Material Adverse Effect with respect to the Company and has full power and authority to perform its obligations under all Contracts to which it is a party or by which it is bound. Schedule 2.1(a) of the Company Disclosure Letter accurately sets forth each jurisdiction where the Company is qualified, licensed or admitted to do business. Other than as disclosed in Schedule 2.1(a) of the Company Disclosure Letter, the Company has and, since its inception has had, no Subsidiaries or any Equity Interest, whether direct or indirect, in, or any loans to, any corporation, partnership, limited liability company, joint venture or other business entity.

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(b) Schedule 2.1(b) of the Company Disclosure Letter sets forth a true, correct and complete list of: (i) the names of the members of the Company Board (or similar body), (ii) the names of the members of each committee of the Company Board (or similar body) and (iii) the names and titles of the officers of the Company.

(c) The Company has made available to Acquirer true, correct and complete copies of the Company Articles and Company Bylaws and all of its equivalent organization or charter documents (including all amendments thereto), in each case as amended and in effect on the date of this Agreement. All actions taken and all transactions entered into by the Company have been duly approved by all necessary action of the Company Board and shareholders of the Company. There has been no violation of any of the provisions of the Company Articles, the Company Bylaws or any of its equivalent organization or charter documents, and the Company has taken no action that is inconsistent in any material respect with any resolution adopted by the Company’s shareholders, board of directors (or other similar body) or any committee of the board of directors (or other similar body).

2.2 Capital Structure.

(a) The authorized share capital of the Company consists solely of (i) an unlimited number of Company Voting Common Shares, of which 5,957,365 shares are issued and outstanding as of the Closing Date, and (ii) an unlimited number of Company Non-Voting Common Shares, of which 53,267 are issued and outstanding as of the Closing Date. There are no other issued and outstanding Company Shares and no commitments or Contracts to issue any Company Shares other than: (i) pursuant to the exercise of Company Options under the Company Option Plan that are outstanding immediately prior to the Closing; and (ii) Company Debentures and the 500 Startups Debenture that are outstanding immediately prior to the Closing. The Company holds no treasury shares. Schedule 2.2(a) of the Company Disclosure Letter sets forth, as of the Closing Date, (i) a true, correct and complete list of the Shareholders and the number and type of such shares so owned by such Shareholder, and any beneficial holders thereof, if applicable and (ii) the number of Company Shares owned by such Company Shareholder after giving effect to all conversion rights and anti-dilution and similar adjustments. As of the Closing, there will be no Company Shares that are Unvested Company Shares. All issued and outstanding Company Shares are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances, outstanding subscriptions, preemptive rights or “put” or “call” rights created by statute, the Company Articles, the Company Bylaws or any Contract to which the Company is a party or by which the Company or any of its assets is bound. The Company has never declared or paid any dividends on any Company Shares. There is no Liability for dividends accrued and unpaid by the Company. All issued and outstanding Company Shares and all Company Options were issued in compliance with Applicable Law, including applicable securities laws, and all requirements set forth in the Company Articles, the Company Bylaws and any applicable Contracts to which the Company is a party or by which the Company or any of its assets is bound. None of the outstanding Company Shares were issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of the Company. The company is a “private issuer” as defined in Section 2.4 of National Instrument 45-106 – Prospectus Exemptions.

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(b) Immediately prior to the Closing, the Company has reserved 1,992,163 Company Shares for issuance to employees, non-employee directors and consultants pursuant to the Company Option Plan, of which 1,950,855 shares are subject to outstanding and unexercised Company Options, and 41,308 shares remain available for issuance thereunder. Schedule 2.2(b) of the Company Disclosure Letter sets forth, as of immediately prior to the Closing, a true, correct and complete list of all Optionholders, and each Company Option, whether or not granted under the Company Option Plan, including the number of Company Shares subject to each Company Option, the number of such shares that are vested or unvested, the “date of grant” of such Company Option, the vesting commencement date, the vesting schedule (and the terms of any acceleration thereof), the exercise price per share, the term of each Company Option, the plan from which such Company Option was granted (if any) and the country and state of residence of such Optionholder. In addition, Schedule 2.2(b) of the Company Disclosure Letter indicates, as of immediately prior to the Closing, which Optionholders are Persons that are not employees of the Company (including non-employee directors, consultants, advisory board members, vendors, service providers or other similar Persons), including a description of the relationship between each such Person and the Company. True, correct and complete copies of each Company Option Plan, all agreements and instruments relating to or issued under each Company Option Plan (including executed copies of all Contracts relating to each Company Option and the Company Shares purchased under such Company Option) have been provided to Acquirer, and such Company Option Plan and Contracts have not been amended, modified or supplemented since being provided to Acquirer, and there are no agreements, understandings or commitments to amend, modify or supplement such Company Option Plan or Contracts in any case from those provided to Acquirer. Except as set forth on Schedule 2.2(b) of the Company Disclosure Letter, the terms of the Company Option Plan permit the treatment of Company Options as provided herein, without notice to, or the consent or approval of, the Optionholders, the Shareholders or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for such Company Options.

(c) As of the Closing Date, there are no authorized, issued or outstanding Equity Interests of the Company other than the Company Debentures, the 500 Startups Debenture, the Company Shares and the Company Options. Other than as set forth on Schedules 2.2(a) and 2.2(b) of the Company Disclosure Letter, as of the Closing Date, no Person has any Equity Interests of the Company, share appreciation rights, share units, share schemes, calls or rights, or is party to any Contract of any character to which the Company or a Company Securityholder is a party or by which it or its assets is bound, (i) obligating the Company or such Company Securityholder to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Equity Interests of the Company or other rights to purchase or otherwise acquire any Equity Interests of the Company, whether vested or unvested, or (ii) obligating the Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such Company Option, call, right or Contract, and there is no condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any Equity Interests of the Company.

(d) No Company Debt (i) granting its holder the right to vote on any matters on which any Company Securityholder may vote (or that is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting share of the Company, is issued or outstanding as of the Closing Date (collectively, “Company Voting Debt”).

(e) Except for the Company Articles and the Shareholder Agreements, there are no Contracts relating to voting, purchase, sale or transfer of any Company Shares (i) between or among the Company and any Company Securityholder, other than written Contracts granting the Company the right to purchase unvested shares upon termination of employment or service, and (ii) to the knowledge of the Company, between or among any of the Company Securityholders. Except as set forth in Schedule 2.2(e) of the Company Disclosure Letter, neither the Company Option Plan nor any Contract of any character to which the Company is a party to or by which the Company or any of its assets is bound relating to any Company Options or Unvested Company Shares requires or otherwise provides for any accelerated vesting of any Company Options or Unvested Company Shares or the acceleration of any other benefits thereunder, in each case in connection with the Transactions or upon termination of employment or service with the Company or Acquirer, or any other event, whether before, upon or following the Closing or otherwise.

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(f) As of the Closing, (i) the number of Company Shares set forth in the Spreadsheet as being owned by a Person, or subject to Company Options owned by such Person, will constitute the entire interest of such Person in the issued and outstanding Company Shares or any other Equity Interests of the Company, (ii) no Person not disclosed in the Spreadsheet will have a right to acquire from the Company any Company Shares or Company Options or any other Equity Interests of the Company and (iii) the Company Shares and Company Options disclosed in the Spreadsheet will be free and clear of any Encumbrances.

(g) Schedule 2.2(g) of the Company Disclosure Letter identifies each employee of the Company or other Person with an offer letter or other Contract or Company Employee Plan that contemplates a grant of, or right to purchase or receive: (i) options to purchase Company Shares or other equity awards with respect to Company Shares or (ii) other securities of the Company, that in each case, have not been issued or granted as of the Closing Date, together with the number of such options, other equity awards or other securities and any promised terms thereof.

(h) Schedule 2.2(h) of the Company Disclosure Letter accurately sets forth with respect to any Company Shares ever repurchased or redeemed by the Company: (i) the name of the seller of such shares; (ii) the number, class and series of shares repurchased or redeemed; (iii) the date of such repurchase or redemption; and (iv) the price paid by the Company for such shares. All Company Shares ever repurchased or redeemed by the Company were repurchased or redeemed in compliance with: (A) Applicable Law, including all applicable securities laws; and (B) all requirements set forth in all applicable Contracts.

2.3 Authority; Non-Contravention.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and the other Company Transaction Documents and to consummate the Transactions. The execution and delivery of this Agreement and the other Company Transaction Documents and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company. Each Transaction Document has been duly executed and delivered by the Company and, assuming the due execution and delivery of such Transaction Document by the other parties hereto, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject only to the effect, if any, of (i) applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company Board, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Board, has approved this Agreement and the Transactions in accordance with Applicable Law.

(b) Except as set forth in Schedule 2.3(b) of the Company Disclosure Letter, the execution and delivery of this Agreement, and each of the other Company Transaction Documents, by the Company does not, and the consummation of the Transactions will not, (i) result in the creation of any Encumbrance on any of the material assets of the Company or any of the Company Shares or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the Company Articles, the Company Bylaws or other equivalent organizational or governing documents of the Company, in each case as amended to date, (B) any Contract of the Company or any Contract applicable to any of its material assets or (C) any Applicable Law.

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(c) Except as set forth in Schedule 2.3(b) of the Company Disclosure Letter, no consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity or any other Person is required by or with respect to the Company in connection with the execution and delivery of this Agreement or any other Company Transaction Document or the consummation of the Transactions, except for such consents, approvals, Orders, authorizations, registrations, declarations, filings and notices that, if not obtained or made, would not adversely affect, and would not reasonably be expected to adversely affect, the Company’s ability to perform or comply with the covenants, agreements or obligations of the Company herein or in any other Company Transaction Document or to consummate the Transactions in accordance with this Agreement or any other Company Transaction Document and Applicable Law.

2.4 Financial Statements; No Undisclosed Liabilities.

(a) The Company has delivered to Acquirer its unaudited financial statements for each fiscal year ended June 30th subsequent to the Company’s inception date and its unaudited financial statements for the eight-month period ended February 28, 2017 (including, in each case, balance sheets, statements of operations and statements of cash flows) (collectively, the “Financial Statements”), which are included as Schedule 2.4(a) of the Company Disclosure Letter. The Financial Statements (i) are derived from and in accordance with the books and records of the Company, (ii) complied as to form with applicable accounting requirements with respect thereto as of their respective dates, (iii) fairly and accurately present the financial condition of the Company at the dates therein indicated and the results of operations and cash flows of the Company for the periods therein specified (subject, in the case of unaudited interim period financial statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate are or will be material in amount), (iv) are true, correct and complete and (v) were prepared in accordance with GAAP, except for the absence of footnotes in the unaudited Financial Statements, applied on a consistent basis throughout the periods involved.

(b) The Company has no Liabilities of any nature other than (i) those set forth or adequately provided for in the balance sheet included in the Financial Statements as of February 28, 2017 (such date, the “Company Balance Sheet Date” and such balance sheet, the “Company Balance Sheet”), (ii) those incurred in the conduct of the Company’s business since the Company Balance Sheet Date in the ordinary course consistent with past practice that are of the type that ordinarily recur and, individually or in the aggregate, are not material in nature or amount and do not result from any breach of Contract, warranty, infringement, tort or violation of Applicable Law and (iii) those incurred by the Company in connection with the execution of this Agreement. Except for Liabilities reflected in the Financial Statements, the Company has no off-balance sheet Liability of any nature to, or any financial interest in, any third parties or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company. All reserves that are set forth in or reflected in the Company Balance Sheet have been established in accordance with GAAP consistently applied and are adequate. Without limiting the generality of the foregoing, the Company has never guaranteed any debt or other obligation of any other Person.

(c) Schedule 2.4(c) of the Company Disclosure Letter sets forth a true, correct and complete list of all Company Debt, including, for each item of Company Debt, the agreement governing the Company Debt and the interest rate, maturity date, any assets securing such Company Debt and any prepayment or other penalties payable in connection with the repayment of such Company Debt at the Closing.

(d) Schedule 2.4(d) of the Company Disclosure Letter sets forth the names and locations of all banks and other financial institutions at which the Company maintains accounts and the names of all Persons authorized to make withdrawals therefrom and/or to electronically transfer funds or make inquiries with respect to such accounts.

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(e) The accounts receivable of the Company (the “Accounts Receivable”) as reflected on the Company Balance Sheet and as will be reflected in the Company Closing Financial Certificate arose in the ordinary course of business consistent with past practice and represent bona fide claims against debtors for sales and other charges, and have been collected or are collectible in the book amounts thereof within 90 days following the Closing Date, less an amount not in excess of the allowance for doubtful accounts provided for in the Company Balance Sheet or in the Company Closing Financial Certificate, as the case may be. Allowances for doubtful accounts and warranty returns have been prepared in accordance with GAAP consistently applied and in accordance with the Company’s past practice and are sufficient to provide for any losses that may be sustained on realization of the applicable Accounts Receivable. The Accounts Receivable arising after the Company Balance Sheet Date and before the Closing Date (i) arose or shall arise in the ordinary course of business consistent with past practice, (ii) represented or shall represent bona fide claims against debtors for sales and other charges and (iii) have been collected or are collectible in the book amounts thereof within 90 days following the Closing Date, less allowances for doubtful accounts and warranty returns determined in accordance with GAAP consistently applied and the Company’s past practice that are or shall be sufficient to provide for any losses that may be sustained on realization of the applicable Accounts Receivable. None of the Accounts Receivable is subject to any claim of offset, recoupment, set-off or counter-claim and, to the knowledge of the Company, there are no facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. No material amount of Accounts Receivable is contingent upon the performance by the Company of any obligation or Contract other than normal warranty repair and replacement. No Person has any Encumbrance, other than Permitted Encumbrances, on any Accounts Receivable, and no agreement for deduction or discount has been made with respect to any such Accounts Receivable. Schedule 2.4(e) of the Company Disclosure Letter sets forth, as of the Closing Date, an aging of the Accounts Receivable in the aggregate and by customer, and indicates the amounts of allowances for doubtful accounts and warranty returns. Schedule 2.4(e) of the Company Disclosure Letter sets forth, as of the Closing Date, such amounts of Accounts Receivable that are subject to asserted warranty claims by customers and reasonably detailed information regarding asserted warranty claims made within the last year, including the type and amounts of such claims.

(f) The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company are being executed and made only in accordance with appropriate authorizations of management and the Company Board, (ii) that access to assets is permitted only in accordance with management’s general or specific authorization, (iii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Company and (v) that the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Schedule 2.4(f) of the Company Disclosure Letter lists, and the Company has made available to Acquirer copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls. None of the Company and, to the knowledge of the Company, any current or former employee, consultant or director of the Company, has identified or been made aware of any fraud, whether or not material, that involves Company’s management or other current or former employees, consultants directors of Company who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or any claim or allegation regarding any of the foregoing. None of the Company and, to the knowledge of the Company, any Representative of the Company has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls or any material inaccuracy in the Company’s financial statements. No attorney representing the Company, whether or not employed by the Company, has reported to the Company Board or any committee thereof or to any director or officer of the Company evidence of a material violation of securities laws, breach of  fiduciary duty or similar violation by the Company or its Representatives. There are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data. There has been no material change in the Company accounting policies since the Company’s inception, except as described in the Financial Statements.

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2.5 Absence of Changes. Since the Company Balance Sheet Date, (i) the Company has conducted the Business only in the ordinary course of business consistent with past practice and (ii) there has not occurred any Material Adverse Effect with respect to the Company.

2.6 Litigation. There is no Legal Proceeding to which the Company is a party pending before any Governmental Entity, or, to the knowledge of the Company, threatened against the Company or any of its assets or any of its directors, officers, employees (in their capacities as such or relating to their employment, services or relationship with the Company) or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law, and, to the knowledge of the Company, there is not any reasonable basis for any such Legal Proceeding. There is no Order against the Company, any of its assets, or, to the knowledge of the Company, any of its directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company). To the knowledge of the Company, there is no reasonable basis for any Person to assert a claim against the Company or any of its assets or any of its directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company) based upon: (i) the Company entering into this Agreement, any of the Transactions or the agreements contemplated by this Agreement, including a claim that such director, officer or employee breached a fiduciary duty in connection therewith, (ii) any confidentiality or similar agreement entered into by the Company regarding its assets or (iii) any claim that the Company has agreed to sell or dispose of any of its assets to any party other than Acquirer, whether by way of merger, consolidation, sale of assets or otherwise. The Company does not have any Legal Proceeding pending against any other Person. Except as set forth in Schedule 2.6 of the Company Disclosure Letter, no Legal Proceeding involving claims in excess of $25,000 have ever been commenced by, or been pending against, the Company.

2.7 Restrictions on Business Activities. Except as set forth on Schedule 2.7 of the Company Disclosure Letter, there is no Contract or Order binding upon the Company that restricts or prohibits, purports to restrict or prohibit, has or would reasonably be expected to have, whether before or after consummation of the Purchase Transaction, the effect of prohibiting, restricting or impairing any current or presently proposed business practice of the Company, any acquisition of property by the Company or the conduct or operation of the Business or, excluding restrictions on the use of Third-Party Intellectual Property contained in the applicable written license agreement therefor, limiting the freedom of the Company to (i) engage or participate, or compete with any other Person, in any line of business, market or geographic area with respect to the Company Products or the Company Intellectual Property, or to make use of any Company Intellectual Property, including any grants by the Company of exclusive rights or licenses or (ii) sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or services. Other than the Material Contracts, the Company Authorizations or as set forth on Schedule 2.7 of the Company Disclosure Letter, there are no Contracts or permits to which the Company is a party that relate to or affect the assets or properties of the Company.

2.8 Compliance with Laws; Governmental Permits.

(a) The Company has complied in all material respects with, is not in violation in any material respect of, and has not received any notices of violation with respect to, Applicable Law. To the knowledge of the Company, no event has occurred, and no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, Applicable Law in any material respect.

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(b) The Company has obtained each material federal, provincial, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of its assets or properties or (ii) that is required for the conduct of the Business or the holding of any such interest (all of the foregoing consents, licenses, permits, grants and other authorizations, collectively, the “Company Authorizations”), and all of the Company Authorizations are in full force and effect. The Company has not received any notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of any Company Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization, and to the knowledge of the Company, no such notice or other communication is forthcoming. The Company has materially complied with all of the terms of the Company Authorizations and none of the Company Authorizations will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the Transactions.

2.9 Title to, Condition and Sufficiency of Assets; Real Property.

(a) The Company has good and marketable title to, or valid leasehold interest in all of its properties, and interests in properties and assets, real and personal, purported to be owned by the Company, including all assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets that afford the Company valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Encumbrances, except Permitted Encumbrances.

(b) The assets and properties owned or licensed by the Company (i) constitute all of the assets and properties that are necessary for the Company to conduct, operate and continue the conduct of the Business and to sell and otherwise enjoy full rights to exploitation of its assets, properties and all products and services that are provided in connection with its assets and properties, (ii) constitute all of the assets and properties that are used in the conduct of the Business, without (A) the need for Acquirer to acquire or license any other asset, property or Intellectual Property or (B) the breach or violation of any Contract, and (iii) are in good condition and repair (ordinary wear and tear excepted) and maintained in a reasonably prudent manner.

(c) Schedule 2.9(c) of the Company Disclosure Letter identifies each parcel of real property leased by the Company. The Company has provided to Acquirer true, correct and complete copies of all leases, subleases and other agreements under which the Company uses or occupies or has the right to use or occupy, now or in the future, any real property or facility, including all modifications, amendments and supplements thereto. The Company does not currently own any real property.

(d) With respect to the Real Property Leases, (i) each of the Real Property leases is legal, valid, binding, enforceable and in full force and effect, (ii) neither the Company, as tenant, subtenant or sublandlord, nor, to the knowledge of the Company, any other party to each of the Real Property Leases is in material breach or default, and no event has occurred which, with notice or lapse of time or both, would constitute such a material breach or default or permit termination, modification or acceleration under any of the Real Property Leases, (iii) the Real Property Leases have not been modified, except to the extent that such modifications are disclosed by the documents delivered to Acquirer, (iv) the Company is exclusively entitled to all rights and benefits as lessee or sublessee under each of the Real Property Leases and the Company has not assigned, transferred, sublet, sublicensed, conveyed, mortgaged, deeded in trust or encumbered any interest in any of the Real Property Leases, except as otherwise disclosed in Schedule 2.9(c) of the Company Disclosure Letter, (v) the terms and conditions of each of the Real Property Leases will not be affected by, nor will the Real Property Leases be in default as a result of, the completion of the Transactions, and (vi) the Company has obtained all required consents from the head landlord and from any other party required to give its consent to any further sublet or sublicense by the Company of its interest in any of the Real Property Leases to any other party, as disclosed in Schedule 2.9(c) of the Company Disclosure Letter.

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2.10 Intellectual Property.

(a) As used herein, the following terms have the meanings indicated below:

(i) “Canada’s Anti-Spam Legislation” or “CASL" means An Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commission Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act, S.C. 2010, c. 23.

(ii) “Company Data” means all data collected, generated, or received in connection with the marketing, delivery, or use of any Company Product, including Company-Licensed Data, Company-Owned Data and Personal Data.

(iii) “Company Data Agreement” means any Contract involving Company Data to which the Company is a party or is bound by, except for Company User Agreements (copies of which have been made available to Acquirer).

(iv) “Company Intellectual Property” means any and all Company-Owned Intellectual Property and any and all Third-Party Intellectual Property that is licensed to the Company.

(v) “Company Intellectual Property Agreements” means any Contract governing any Company Intellectual Property to which the Company is a party or bound by, except for Contracts for Third-Party Intellectual Property that is generally, commercially available software and (A) is not material to the Company, (B) has not been modified or customized for the Company and (C) is licensed for an annual fee under $5,000.

(vi) “Company-Owned Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by the Company.

(vii) “Company Privacy Policies” means, collectively, any and all (A) of the Company’s data privacy and security policies, whether applicable internally, or published on Company Websites or otherwise made available by the Company to any Person, (B) written public representations (including representations on Company Websites and the Company Website Privacy Policy) relating to the Processing of Company Data, industry self-regulatory obligations with respect to mobile location analytics and commitments and Contracts with third parties relating to the Processing of Company Data, and (C) policies and obligations applicable to the Company as a result of any Company certifications with any government entity.

(viii) “Company Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company and all products or services currently under development by the Company.

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(ix) “Company Registered Intellectual Property” means the United States, international and foreign: (A) patents and patent applications (including provisional applications), (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, (C) registered Internet domain names and (D) registered copyrights and applications for copyright registration, in each case registered or filed in the name of, or owned or purported to be owned by, the Company.

(x) “Company Website Privacy Policy” means the General Privacy Policy and Mobile Location Analytics Data Privacy Policy made available on the Company Websites.

(xi) “Company Source Code” means, collectively, any software source code or database specifications or designs, or any material proprietary information or algorithm contained in or relating to any software source code or database specifications or designs, of any Company-Owned Intellectual Property or Company Products.

(xii) “Company User Agreements” means each standard form of Contract that constitutes a user agreement, terms of use, terms of service or end user license agreement that governs (or is intended to govern) each user of the Company Products access to and use of any Company Website, any Company Product, or any services available through any of the foregoing.

(xiii) “Company Websites” means all web sites owned, operated or hosted by the Company through which the Company conducts the Business (including those web sites operated using the domain names listed in Schedule 2.10(c) of the Company Disclosure Letter), and the underlying platforms for such web sites.

(xiv) “Intellectual Property” means (A) Intellectual Property Rights and (B) Proprietary Information and Technology.

(xv) “Intellectual Property Rights” means any and all of the following and all rights in, arising out of, or associated therewith, throughout the world: patents, utility models, and applications therefor and all reissues, divisions, divisionals, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures, common law and statutory rights associated with trade secrets, confidential and proprietary information and know-how, industrial designs and any registrations and applications therefor, trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name applications and registrations, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor and all other rights corresponding thereto, industrial design registrations and applications, database rights, mask works, mask work registrations and applications therefor and any equivalent or similar rights in semiconductor masks or integrated circuits, layouts, architectures or topology, moral and economic rights of authors and inventors, however denominated and any similar or equivalent rights to any of the foregoing.

(xvi) “Open Source Materials” means software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).

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(xvii) “Personal Data” means a natural Person’s (including an end user’s or an employee’s) name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number or user or account number, or any other piece of information that allows the identification of a natural Person or is otherwise considered personally identifiable information or personal data under Privacy Laws.

(xviii) “Privacy Laws” means each Applicable Law applicable to the protection or Processing or both of Personal Data, and includes laws and rules relating to the US-EU/Switzerland Safe Harbor, Payment Card Industry Data Security Standards, and direct marketing, e-mails, text messages or telemarketing, including Canada’s Anti-Spam Legislation.

(xix) “Process” or “Processing” means, with respect to data, the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such data.

(xx) “Proprietary Information and Technology” means any and all of the following: works of authorship, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, breadboards and other devices, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, proprietary and confidential ideas and information, know-how and information maintained as trade secrets, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, supplier lists and any and all instantiations or embodiments of the foregoing or any Intellectual Property Rights in any form and embodied in any media.

(xxi) “Third-Party Intellectual Property” means any and all Intellectual Property owned by a third party.

(b) Status. The Company has full title and ownership of or is duly licensed under or otherwise authorized to use, and immediately after the Closing will continue to have such title and ownership of or be duly licensed under or otherwise authorized to use, all Intellectual Property necessary to enable it to carry on the Business free and clear of any Encumbrances, other than Permitted Encumbrances, and without any conflict with or infringement upon the rights of others. The Company Intellectual Property collectively constitute all of the intangible assets, intangible properties, rights and Intellectual Property necessary for the Company’s (and immediately following the Closing, the Acquirer’s) conduct of, or that are used in or held for use for, the Business without: (i) the need for the Company or Acquirer to acquire or license any other intangible asset, intangible property or Intellectual Property Right or (ii) the breach or violation of any Contract. The Company has not transferred ownership of, or granted any exclusive rights in, any Company Intellectual Property to any third party. No third party has any ownership right, title, interest, claim in or lien on any of the Company-Owned Intellectual Property or Company-Owned Data. The Company has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary trade secret information pertaining to the Business other than with regard to proprietary information for which the Company has decided to disclose in Company Registered Intellectual Property. No trademark or trade name as used by the Company conflicts or interferes with any trademark or trade name owned, used or applied for by any other Person, and the Company has taken reasonable steps to police the use of its trademarks.

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(c) Company Registered Intellectual Property. Schedule 2.10(c) of the Company Disclosure Letter lists (i) all items of Company Registered Intellectual Property, (ii) the jurisdictions in which it has been issued or registered or in which any application for such issuance and registration has been filed or the jurisdictions in which any other filing or recordation has been made, (iii) all actions that are required to be taken by the Company within 120 days following the Closing Date in order to avoid prejudice to, impairment or abandonment of such Intellectual Property Rights (including all office actions, provisional conversions, annuity or maintenance fees or re-issuances), and (iv) any other Person that has an ownership interest in such item of Company Registered Intellectual Property and the nature of such ownership interest. Each item of Company Registered Intellectual Property is valid (or in the case of applications, applied for) and subsisting, all registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company’s ownership interests therein. The Company has provided to Acquirer tangible copies of all of the Company’s pending patent applications. The Company has made available to Acquirer complete and accurate copies of all applications, correspondence with any Governmental Entity and other non-privileged material documents related to each such item of Company Registered Intellectual Property.

(d) Company Products. Schedule 2.10(d) of the Company Disclosure Letter lists all Company Products that have been made available for use or purchase by the Company, including any product or service currently under development and scheduled for commercial release within 90 days following the Closing Date, for each such Company Product (and each version thereof) identifying its release date.

(e) No Assistance. Except as set out in Schedule 2.10(e) of the Company Disclosure Letter, at no time during the conception of or reduction to practice of any of the Company-Owned Intellectual Property was the Company or any developer, inventor or other contributor to such Company-Owned Intellectual Property operating under any grants from any Governmental Entity or agency or private source, performing research sponsored by any Governmental Entity or agency or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect the Company’s rights in such Company-Owned Intellectual Property.

(f) Founders. All rights in, to and under all Intellectual Property created by the Company’s founders for or on behalf or in contemplation of the Company (i) prior to the inception of the Company or (ii) prior to their commencement of employment with the Company have been duly and validly assigned to the Company, and the Company has no reason to believe that any such Person is unwilling to provide Acquirer or the Company with such cooperation as may reasonably be required to complete and prosecute all appropriate United States and foreign patent and copyright filings related thereto. The Company has obtained the waiver of all non-assignable rights from each of the Company’s founders, including moral rights.

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(g) Invention Assignment and Confidentiality Agreement. The Company has secured from all (i) consultants, advisors, employees and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Intellectual Property for the Company and (ii) named inventors of patents and patent applications owned or purported to be owned by the Company (any Person described in clause (i) or (ii), an “Author”), unencumbered and unrestricted exclusive ownership of, all of the Authors’ right, title and interest in and to such Intellectual Property, and the Company has obtained the irrevocable waivers from such Authors of all non-assignable rights, including moral rights, to the maximum extent permitted by Applicable Law. Except as set forth in Schedule 2.10(g) of the Company Disclosure Letter, no Author has retained any rights, licenses, claims or interest whatsoever with respect to any Company-Owned Intellectual Property developed by the Author. Without limiting the foregoing, the Company has obtained written and enforceable proprietary information and invention disclosure and Intellectual Property assignments from all current and former Authors and, in the case of patents and patent applications, such assignments have been recorded with the relevant authorities in the applicable jurisdiction or jurisdictions. The Company has provided to Acquirer copies of all forms of such disclosure and assignment documents currently and historically used by the Company and, in the case of patents and patent applications, the Company has provided to Acquirer copies of all such assignments.

(h) No Violation. No current or former employee, consultant, advisor or independent contractor of the Company: (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such employee’s, consultant’s, advisor’s or independent contractor’s being employed by, or performing services for, the Company or using trade secrets or proprietary information of others without permission or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company that is subject to any agreement under which such employee, consultant, advisor or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. Neither the execution nor delivery of this Agreement will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract of the type described in clause (i).

(i) Confidential Information. The Company has taken all commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information of the Company (including trade secrets) or provided by any third party to the Company (“Confidential Information”). All current and former employees and contractors of the Company and any third party having access to Confidential Information have executed and delivered to the Company a written legally binding agreement regarding the protection of such Confidential Information in a form consistent in all material respects with industry standard. The Company has implemented and maintains reasonable security, disaster recovery and business continuity plans consistent with industry practices of companies offering similar services, and acts in compliance therewith and has tested such plans on a periodic basis, and such plans have proven effective upon testing. To the knowledge of the Company, the Company has not experienced any breach of security or otherwise unauthorized access by third parties to the Confidential Information, including Personal Data in the Company’s possession, custody or control. There has not been any failure with respect to any of the computer systems, including software, used by the Company in the conduct of the Business. To the knowledge of the Company, there has been no Company or third-party breach of confidentiality.

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(j) Non-Infringement. To the knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned Intellectual Property by any third party. The Company has not brought any Legal Proceeding for infringement or misappropriation of any Company-Owned Intellectual Property. The Company has never infringed or misappropriated any Third-Party Intellectual Property and has no Liability for infringement or misappropriation of any Third-Party Intellectual Property. The operation of the Business, including (i) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product and/or Company-Owned Intellectual Property and (ii) the Company’s use of any product, device, process or service used in the Business as previously conducted and currently conducted by the Company and currently proposed to be conducted by the Company, has not and does not and will not infringe (directly or indirectly, including via contribution or inducement), misappropriate or violate any Third-Party Intellectual Property, breach any terms of service, click-through agreement or any other agreement or rules, policies or guidelines applicable to use of such Third-Party Intellectual Property, and does not constitute unfair competition or unfair trade practices under the Applicable Law of any jurisdiction in which the Company conducts its business or in which Company Products are manufactured, marketed, distributed, licensed or sold and there is no basis for any such claims. The Company has not been sued in any Legal Proceeding or received any written communications (including any third-party reports by users) alleging that the Company has infringed, misappropriated, or violated or, by conducting the Business, would infringe, misappropriate, or violate any Intellectual Property of any other Person or entity. No Company Intellectual Property or Company Product is subject to any Legal Proceeding, Order, settlement agreement or right that restricts in any manner the use, transfer or licensing thereof by the Company, or that may affect the validity, use or enforceability of any Company Intellectual Property; provided, however, that the foregoing is made to the Company’s knowledge with respect to Company Intellectual Property that is not Company-Owned Intellectual Property. The Company has not received any opinion of counsel that any Company Product or Company Intellectual Property or the operation of the Business of the Company, as previously or currently conducted, or as currently proposed to be conducted, infringes or misappropriates any Third-Party Intellectual Property Rights. There is no basis for a claim that any Company Intellectual Property is invalid or unenforceable, provided, however, that the foregoing is made to the Company’s knowledge with respect to Company Intellectual Property that is not Company-Owned Intellectual Property.

(k) Licenses; Agreements.

(i) The Company has not granted any options, licenses or agreements of any kind relating to any Company-Owned Intellectual Property outside of normal nonexclusive end use terms of service entered into by end users of the Company Products in the ordinary course (copies of which have been provided to Acquirer), and the Company is not bound by or a party to any option, license or agreement of any kind with respect to any of the Company-Owned Intellectual Property.

(ii) The Company is not obligated to pay any royalties or other payments to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any Company Products or Company-Owned Intellectual Property or any other property or rights.

(iii) Schedule 2.10(k) of the Company Disclosure Letter accurately identifies: (A) each Contract pursuant to which any Intellectual Property Rights are or have been licensed, sold, assigned or otherwise conveyed or provided to the Company (other than: (1) agreements between the Company and its employees in the Company’s standard form thereof; (2) nonexclusive licenses to third party software that is not incorporated into, or used in the development, testing, distribution, maintenance or support of, any Company Products and that is not otherwise material to the Company’s Business); and (3) non-exclusive licenses to third party software that is (I) not incorporated into, or used in the development, testing, distribution, maintenance or support of, any Company Products and that is not otherwise material to the Company’s Business, and (II) licensed under a “shrink-wrap,” “click-through” or other form of end user license agreement and is generally commercially available for a license fee of no more than $5,000; and (4) non-disclosure, evaluation and confidentiality agreements that are entered into in the ordinary course of business); and (B) whether the licenses or rights granted to the Company in each such Contract are exclusive or non-exclusive.

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(iv) Subject to the exclusions set out in Section 2.10(k)(iii), the Company has made available to Acquirer a complete and accurate copy of each standard form of Company Intellectual Property Agreements currently (or, previously, if the previous form differed in any substantive way) used by the Company which may include a standard form of: (i) end user license agreement; (ii) development agreement; (iii) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (iv) consulting or independent contractor agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (v) confidentiality or nondisclosure agreement; or (vi) Company User Agreement. Subject to the exclusions set out in Section 2.10(k)(iii), Schedule 2.10(k)(iv) of the Company Disclosure Letter accurately identifies each Company Intellectual Property Agreement that deviates in any material respect from the corresponding standard form agreement delivered to Acquirer, including any agreement with an employee, consultant or independent contractor in which the employee, consultant or independent contractor expressly reserved or retained any Intellectual Property Rights related to the Company’s business, research or development.

(l) Other Intellectual Property Agreements. With respect to the Company Intellectual Property Agreements:

(i) each such agreement is valid and subsisting and has, where required, been duly recorded or registered;

(ii) the Company is not (and will not be as a result of the execution and delivery or effectiveness of this Agreement or the performance of the Company’s obligations under this Agreement) in breach of any Company Intellectual Property Agreement and the consummation of the Transactions will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments, rights, obligations or remedies with respect to any Company Intellectual Property Agreements, or give any non-Company party to any Company Intellectual Property Agreement the right to do any of the foregoing;

(iii) to the knowledge of the Company, no counterparty to any Company Intellectual Property Agreement is in breach thereof;

(iv) at and after the Closing, the Company (as a wholly owned subsidiary of Acquirer) will be permitted to exercise all of the Company’s rights under the Company Intellectual Property Agreements to the same extent the Company would have been able to had the Transactions not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company would otherwise be required to pay;

(v) to the knowledge of the Company, there are no disputes or Legal Proceedings (pending or threatened) regarding the scope of any Company Intellectual Property Agreements, or performance under any Company Intellectual Property Agreements including with respect to any payments to be made or received by the Company thereunder;

(vi) no Company Intellectual Property Agreement requires the Company to include any Third-Party Intellectual Property in any Company Product or obtain any Person’s approval of any Company Product at any stage of development, licensing, distribution or sale of that Company Product;

(vii) none of the Company Intellectual Property Agreements grants any third party exclusive rights to or under any Company-Owned Intellectual Property;

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(viii) none of the Company Intellectual Property Agreements grants any third party the right to sublicense any Company-Owned Intellectual Property;

(ix) the Company has obtained valid, written, perpetual, non-terminable (other than for cause) licenses (sufficient for the conduct of the Business) to all Third-Party Intellectual Property that is incorporated into, integrated or bundled by the Company with any of the Company Products;

(x) no third party that has licensed Intellectual Property Rights to the Company has ownership or license rights to improvements or derivative works made by the Company in the Third-Party Intellectual Property that has been licensed to the Company; and

(xi) none of the Company Intellectual Property Agreements requires the Company to indemnify, defend, hold harmless or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential intellectual property infringement, misappropriation or similar claim (other than indemnification provisions in the standard form Company User Agreement).

(m) Non-Contravention. None of the execution and performance of this Agreement, the consummation of the Transactions and the assignment to Acquirer and/or Subco by operation of law or otherwise of any Contracts to which the Company is a party or by which any of its assets is bound, will result in: (i) Acquirer or any of its Affiliates granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, Acquirer or any of its Affiliates; (ii) Acquirer or any of its Affiliates being bound by or subject to any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses; (iii) Acquirer, Subco or the Company being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the Transactions; or (iv) any termination of, or other material impact to, any Company Intellectual Property.

(n) Company Source Code. The Company has not disclosed, delivered or licensed to any Person or agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code, other than disclosures to employees, contractors and consultants (i) involved in the development of Company Products and (ii) subject to a written confidentiality agreement. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company of any Company Source Code, other than disclosures to employees and consultants involved in the development of Company Products. Without limiting the foregoing, neither the execution nor performance of this Agreement nor the consummation of any of the Transactions will result in a release from escrow or other delivery to a third party of any Company Source Code.

(o) Open Source Software. Schedule 2.10(o) of the Company Disclosure Letter identifies all Open Source Materials used in any Company Products or in the conduct of the Business, describes the manner in which such Open Source Materials were used (such description shall include whether (and, if so, how) the Open Source Materials were modified and/or distributed by the Company) and identifies the licenses under which such Open Source Materials were used. The Company is in material compliance with the terms and conditions of all licenses for the Open Source Materials. The Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company-Owned Intellectual Property or Company Products, (ii) distributed Open Source Materials in conjunction with any Company-Owned Intellectual Property or Company Products or (iii) used Open Source Materials, in such a way that, with respect to clauses (i) or (ii), creates, or purports to create, obligations for the Company with respect to any Company-Owned Intellectual Property or grant, or purport to grant, to any third party any rights or immunities under any Company-Owned Intellectual Property (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works or (C) be redistributable at no charge) or that otherwise impose or would impose any other material limitation, restriction or condition on the right or ability of the Company to use or distribute any Company Products.

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(p) Information Technology.

(i) Status. Schedule 2.10(p)(i) of the Company Disclosure Letter sets forth material details of the information and communications technology infrastructure and systems (including software, hardware, firmware, networks and the Company Websites) that is used in the Business (collectively, the “ICT Infrastructure”) and any security and disaster recovery arrangements relating thereto. The arrangements relating to the ICT Infrastructure (including its operation and maintenance and any amendments or modifications thereto) will not be adversely affected by the Transactions, and the ICT Infrastructure will continue to be available for use by the Company immediately following the consummation of the Transactions and thereafter on substantially the same terms and conditions as prevailed immediately before the Closing, without further action or payment by Acquirer. Except as set forth in Schedule 2.10(p)(i) of the Company Disclosure Letter, the Company is the sole legal and beneficial owner of the ICT Infrastructure and the ICT Infrastructure is used exclusively by the Company. The ICT Infrastructure that is currently used in the Business constitutes all the information and communications technology and other systems infrastructure reasonably necessary to carry on the Business, including having sufficient capacity and maintenance and support requirements to satisfy the requirements of the Business with regard to information and communications technology, data processing and communications. The ICT Infrastructure owned by the Company or under the control of the Company or at the Company site is: (i) in good working order and functions in accordance with all applicable documentation and specifications; (ii) maintained and supported in accordance with best industry practice and is covered by sufficient maintenance and warranty provisions to remedy, or provide compensation for, any material defect; and (iii) protected by adequate security and disaster recovery arrangements, including taking and storing back-up copies (both on- and off-site) of the software and any data in the ICT Infrastructure and following procedures for preventing the introduction of viruses to, and unauthorized access of, the ICT Infrastructure.

(ii) No Faults. The Company has not experienced and, to the knowledge of the Company, no circumstances exist that are likely or expected to give rise to, any disruption in or to the operation of the Business as a result of: (A) any substandard performance or defect in any part of the ICT Infrastructure whether caused by any viruses, bugs, worms, software bombs or otherwise, lack of capacity or otherwise; or (B) a breach of security in relation to any part of the ICT Infrastructure.

(iii) ICT Agreements. All Contracts relating to the ICT Infrastructure are valid and binding and no Contract (including any Contract for Third-Party Intellectual Property) that relates to the ICT Infrastructure has been the subject of any breach by the Company or to the Company’s knowledge, any other Person, and the Company (A) has not waived any breach thereof by any other Person, (B) has not received any notice of termination of any such Contract and (C) is not aware of any circumstances that would give rise to a breach, suspension, variation, revocation or termination of any such Contract without the consent of the Company (other than termination on notice in accordance with the terms of such Contract).

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(q) Privacy and Personal Data.

(i) The Company’s data, privacy and security practices materially conform, and at all times have materially conformed, to all of the Company Privacy Commitments, Privacy Laws and Company Data Agreements. The Company has at all times: (i) provided adequate notice and obtained any necessary consents from end users required for the Processing of Personal Data as conducted by or for the Company and (ii) abided by the notice received by the Company of any privacy choices (including opt-out preferences) of end users relating to Personal Data (such obligations along with those contained in Company Privacy Policies, collectively, “Company Privacy Commitments”). Neither the execution, delivery and performance of this Agreement nor the taking over by Acquirer of all of the Company databases, Company Data and other information relating to the Company’s end users will cause, constitute, or result in a breach or violation of any Privacy Laws or Company Privacy Commitments, any Company Data Agreements or Company User Agreements.

(ii) Schedule 2.10(q)(ii) of the Company Disclosure Letter contains a true, correct and complete copy of each Company Privacy Policy in effect at any time and identifies, with respect to each Company Privacy Policy: (A) the period of time during which such privacy policy was or has been in effect; (B) whether the terms of a later Company Privacy Policy apply to the data or information collected under such privacy policy; and (C) if applicable, the mechanism (such as opt-in, opt-out or notice only) used to apply a later Company Privacy Policy to data or information previously collected under such privacy policy. Each Company Privacy Policy: (w) is incorporated into the applicable Company User Agreement; (x) states that user data and User Personal Data may be transferred in a merger, acquisition, reorganization, or sale of assets; and (y) states how user data and User Personal Data is collected by the Company Websites or any Company Products.

(iii) The Company has established and maintains industry standard (or better) technical, physical and organizational measures and security systems and technologies in compliance with all data security requirements under Privacy Laws and Company Privacy Commitments that are designed to protect Company Data against accidental or unlawful Processing in a manner appropriate to the risks represented by the Processing of such data by the Company and its data processors.

(iv) Except as described in Schedule 2.10(q)(iv) of the Company Disclosure, no breach, security incident or violation of any data security policy in relation to Company Data has occurred or is threatened, and there has been no unauthorized or illegal Processing of any Company Data. No circumstance has arisen in which Privacy Laws would require the Company to notify a Governmental Entity of a data security breach or security incident relating to Company Data.

(v) Except as described at Schedule 2.10(q)(v) of the Company Disclosure Letter, the Company has not experienced or received notice of and, to the knowledge of the Company, there is no circumstance (including any circumstance arising as the result of an audit or inspection carried out by any Governmental Entity) that would reasonably be expected to give rise to, any Legal Proceeding, Order, notice, communication, warrant, regulatory opinion, audit result or allegation from a Governmental Entity or any other Person (including an end user): (A) alleging or confirming non-compliance with, or demanding compliance with, a relevant requirement of Privacy Laws or Company Privacy Commitments, (B) permitting or mandating relevant Governmental Entities to investigate, requisition information from, or enter the premises of, the Company, (C) claiming compensation from the Company or (D) requiring or requesting the Company to amend, rectify, cease Processing, de-combine, permanently anonymize, block or delete any Company Data. The Company has not been involved in any Legal Proceedings involving a breach or alleged breach of Privacy Laws or Company Privacy Commitments.

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(vi) Schedule 2.10(q)(vi) of the Company Disclosure Letter contains the complete list of notifications and registrations made by the Company under Privacy Laws with relevant Governmental Entities in connection with the Company’s Processing of Personal Data. All such notifications and registrations (including the Company’s certification under the U.S.-EU/Switzerland Safe Harbor) are valid, accurate, complete and fully paid up and, to the knowledge of the Company, the consummation of the Transactions will not invalidate such notification or registration or require such notification or registration to be amended.

(vii) Schedule 2.10(q)(vii) of the Company Disclosure Letter identifies and describes each distinct electronic or other repository or database containing (in whole or in part) Company Data maintained by or for the Company at any time (the “Company Databases”), the types of Company Data in each such database (including by Company Licensed Data and Company Owned Data), the means by which the Company Data was collected or received and the security policies in place to protect each such Company Database.

(viii) Where the Company uses a data processor to Process Personal Data on behalf of the Company, there is in existence a written Contract between the Company and each such data processor. The Company has made available to Acquirer true, correct and complete copies of all such Contracts. To the knowledge of the Company, such data processors have not breached any such Contracts pertaining to Personal Data Processed by such Persons on behalf of Company.

(ix) The Company has not transferred or permitted the transfer of Personal Data originating in the EEA outside the EEA, except where such transfers have complied with the requirements of Privacy Laws and Company Privacy Commitments.

(x) The Company has valid and subsisting contractual rights to Process or to have Processed all third-party-owned data howsoever obtained or collected by or for the Company in the manner that it is Processed by or for the Company (all such data, “Company-Licensed Data”). The Company has all rights, and all permissions or authorizations required under Privacy Laws and relevant Contracts (including Company Data Agreements), to retain, produce copies, prepare derivative works, disclose, combine with other data, and grant third parties rights, as the case may be, to each of the Company-Licensed Data as necessary for the operation of the Business as presently conducted. The Company has been and is in compliance with all Contracts pursuant to which the Company Processes or has Processed Company-Licensed Data, and the consummation of the Transactions will not conflict with, or result in any violation or breach of, or default under, any such Contract. Schedule 2.10(q)(x) of the Company Disclosure Letter identifies each Contract governing any Company-Licensed Data to which the Company is a party or is bound by, except the standard terms of use entered into by users of the Company Products (copies of which have been provided to Acquirer).

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(xi) The Company is the owner of all right, title and interest in and to each element of Company Data that (i) is used or held for use in the Business that is not Personal Data or Company-Licensed Data or (ii) the Company purports to own (collectively, “Company-Owned Data”). The Company has the right to Process all Company-Owned Data as currently or previously conducted and as necessary to carry on the business of the Company without obtaining any additional permission or authorization of any Person. Other than as set forth on Schedule 2.10(q)(xi) of the Company Disclosure Letter, the Company has not entered into any Contract governing any Company-Owned Data or to which the Company is a party or bound by, except the standard terms of use entered into by users of the Company Products (copies of which have been provided to Acquirer).

(xii) Except as described on Schedule 2.10(q)(xii) of the Company Disclosure, the Company does not Process the Personal Data of any natural Person under the age of 13.

(xiii) Except as described on Schedule 2.10(q)(xiii) of the Company Disclosure, the Company is, and has at all times from and after July 1, 2014 been, in compliance with CASL and any and all other applicable anti-spam legislation in respect of commercial electronic messages sent by, and on behalf of, the Company or sent by the Company on behalf of third parties.

(xiv) The Company has received no complaints from any Person pertaining to CASL compliance, and has received no inquiries, requests for information or other correspondence from the Canadian Radio-televisions and Telecommunications Commission relating to CASL compliance.

(xv) The Company possesses the records necessary to demonstrate the existence of the necessary consent, or its eligibility to rely on one of the exceptions/exemptions available under CASL and its associated Regulations, that enables that company to send “commercial electronic messages”, within the meaning of CASL, to all electronic addresses on its marketing distribution list, or on the marketing distribution list of third parties on whose behalf the Company has obtained consent for the purpose of sending commercial electronic messages.

(xvi) From and after January 15, 2015, the Company has obtained all necessary consents with respect to the computer programs it has, in the course of commercial activity, installed or caused to be installed on any other Person’s computer system, within the meaning of CASL.

(r) Company Websites. To the knowledge of the Company, no domain names have been registered by any Person that are similar to any trademarks, service marks, domain names or business or trading names used, created or owned by the Company. The contents of any Company Website and all transactions conducted over the Internet comply with Applicable Law and codes of practice in any applicable jurisdiction.

(s) No Harmful Code. None of the software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed or sold by the Company and included in the Company-Owned Intellectual Property contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

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2.11 Taxes.

(a) Except as disclosed in Schedule 2.11(a) of the Company Disclosure Letter, the Company has properly completed and timely filed all Tax Returns required to be filed by it prior to the Closing Date, has timely paid all Taxes required to be paid by it (whether or not shown on any Tax Return), and has no Liability for Taxes in excess of the amounts so paid. All Tax Returns were complete and accurate and have been prepared in compliance with Applicable Law. There is no claim for Taxes that has resulted in an Encumbrance against any of the assets of the Company. There are (and immediately following the Closing there will be) no Encumbrances on the assets of the Company relating or attributable to Taxes (other than liens for Taxes that are not yet due and payable).

(b) The Company has delivered or made available to Acquirer true, correct and complete copies of all Tax Returns of the Company.

(c) The Company Balance Sheet reflects all Liabilities for unpaid Taxes of the Company for periods (or portions of periods) through the Company Balance Sheet Date. Except as disclosed in Schedule 2.11(c) of the Company Disclosure Letter, the Company does not have any Liability for unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in the ordinary course of business consistent with past practice following the Company Balance Sheet Date. Except as disclosed in Schedule 2.11(c) of the Company Disclosure Letter, the Company has no Liability for Taxes (whether outstanding, accrued for, contingent or otherwise) that are not included in the calculation of Company Net Working Capital.

(d) Except as disclosed in Schedule 2.11(d) of the Company Disclosure Letter, there is (i) no audit now pending or threatened against the Company in respect of any Tax Returns, (ii) no other procedure, proceeding or contest of any refund or deficiency in respect of Taxes pending or on appeal with any Tax Authority, (iii) no extension of time granted by the Company within which any Tax Authority may assess or collect Taxes for which the Company is or may be liable and (iv) no agreement to any extension of time for filing any Tax Return that has not been filed. No claim has ever been made by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(e) The Company is not subject to Tax in any jurisdiction other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment or any other place of business in such jurisdiction.

(f) The exercise price of all Company Options is at least equal to the fair market value of the Company Shares on the date such Company Options were granted.

(g) There are no circumstances existing which could result in the application to the Company of sections 17, 78, 80, 80.01, 80.02, 80.03 and 80.04 of the Tax Act or any analogous provision of any comparable Law of any province or territory of Canada.

(h) The Company has not acquired property in circumstances to which section 160 of the Tax Act may apply to cause the Company to be liable for Taxes of another Person.

(i) The Company is not a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement (in each case other than customary commercial Contracts not primarily related to Taxes), and the Company does not have any Liability or potential Liability to another party under any such agreement.

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(j) Turnstyle America Inc. (the “US Subsidiary”) has not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the U.S. Code or any comparable provision under U.S. state or local Tax laws as a result of transactions, events or accounting methods employed prior to the Purchase Transaction.

(k) The US Subsidiary has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return that could result in the imposition of penalties under Section 6662 of the U.S. Code or any comparable provisions of U.S. state or local law. The US Subsidiary has not participated in, and is not currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the U.S. Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of U.S. state or local law.

(l) Neither the Company nor any predecessor of the Company is or has ever been a member of a U.S. consolidated, combined or unitary group of which the Company or any predecessor of the Company was not the ultimate parent corporation.

(m) The Company does not have any Liability for the Taxes of any Person (other than the Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of U.S. state or local law), as a transferee or successor, by operation of Applicable Law, by Contract or otherwise.

(n) The US Subsidiary will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date, (ii) “closing agreement” described in Section 7121 of the U.S. Code (or any corresponding or similar provision of U.S. state or local Tax law) executed on or prior to the Closing Date, (iii) intercompany transactions (including any transaction subject to section 367 or 482 of the U.S. Code) or any excess loss account described in Treasury Regulations under Section 1502 of the U.S. Code (or any corresponding or similar provision of U.S. state or local Tax law) with respect to a transaction occurring on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) election under Section 108(i) of the U.S. Code made on or prior to the Closing Date or (vi) prepaid amount received on or prior to the Closing Date. The Company will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date, (ii) installment sale made on or prior to the Closing Date, or (iii) prepaid amount received on or prior to the Closing Date.

(o) The Company has not received any private letter ruling from the IRS (or any comparable Tax ruling from any other Governmental Entity).

(p) The US Subsidiary is not, and has never been, a “United States real property holding corporation” within the meaning of Section 897 of the U.S. Code.

(q) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the U.S. Code (i) in the two years prior to the Agreement Date or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the U.S. Code) in conjunction with the Purchase Transaction.

(r) The Company has (i) complied with all Applicable Law relating to the payment, reporting and withholding of Taxes, and (ii) withheld (within the time and in the manner prescribed by Applicable Law) from employee wages or consulting compensation (if applicable) and paid over to the proper Governmental Entities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all Applicable Law.

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(s) The Company is not and has not been a controlled foreign corporation (as defined in Section 957 of the U.S. Code) at any relevant time prior to Closing.

(t) The Company is treated as a corporation for U.S. federal income tax purposes, and no election has been made to treat such the Company other than as a corporation for U.S. federal income tax purposes. The Company is not treated as a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code. The Company uses the accrual method of accounting for Tax purposes.

(u) The Company is in compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company. The prices for any property or services (or for the use of any property) provided by or to the Company are arm’s length prices for purposes of all applicable transfer pricing laws.

(v) No independent contractor was or will be considered as an employee of the Company by an applicable Tax Authority.

2.12 Employee Benefit Plans and Employee Matters.

(a) Schedule 2.12(a) of the Company Disclosure Letter lists each material employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, stock option, stock purchase, phantom stock, stock appreciation right, restricted stock unit, retirement, savings, pension, medical, dental, vision care, disability, life insurance, and similar plans, programs or arrangements for the benefit of, or relating to, any present or former employee, consultant or non-employee director of the Company that is maintained, sponsored, contributed to, or required to be contributed to, by the Company, whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered and under which the Company may have any liability contingent or otherwise, other than benefit plans established pursuant to statute (collectively, the “Company Employee Plans”).

(b) The Company has delivered to Acquirer a true, correct and complete copy of each of the written Company Employee Plans (or if oral, written summaries thereof) as amended as of the date hereof, together with all material related plan documents (including trust documents, insurance policies or Contracts, employee booklets, and any material employee communications relating thereto). The Company does not sponsor or maintain any Company Employee Plan that is self-funded or to which a stop loss policy applies.

(c) None of the Company Employee Plans is or is intended to be a “registered pension plan”, a “deferred profit sharing plan”, a “retirement compensation arrangement”, a “registered retirement savings plan”, a “tax-free savings account” or a “pooled registered pension plan” as such terms are defined in the Tax Act. None of the Company Employee Plans promises or provides retiree or post-termination medical or other retiree welfare benefits to retired or terminated employees or to the beneficiaries or dependents of retired employees, except as required by Applicable Law.

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(d) Each Company Employee Plan has been administered and operated in material compliance with its terms and the requirements prescribed by Applicable Laws. All contributions required to be made by the Company to any Company Employee Plan have been made on or before their due dates in accordance with the terms of each Company Employee Plan and Applicable Laws. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without Liability to Acquirer (other than ordinary and reasonable administrative expenses typically incurred in a termination event). Other than routine claims for benefits, no suit, administrative proceeding, action, litigation, claim or any other proceeding initiated by any Person is pending, or to the knowledge of the Company, is threatened, against or with respect to any Company Employee Plan. All employee data necessary to administer each Company Employee Plan in accordance with its terms and conditions and all Applicable Laws is in possession of the Company or its agents and such data is materially complete, correct, and in a form which is sufficient for the proper administration of each Company Employee Plan. Only employees or former employees (or any spouses, dependents, survivors or beneficiaries of any such employees or former employees) of the Company are entitled to participate in the Company Employee Plans and no entity other than the Company is a participating employer under any Company Employee Plan.

(e) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company relating to, or change in participation or coverage under, any Company Employee Plan that would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to such Company Employee Plan for the most recent full fiscal year included in the Financial Statements. No insurance policy or any other agreement affecting any Company Employee Plan requires or permits a retroactive increase in contributions, premiums or other payments due thereunder. The level of reserves under each Company Employee Plan which provides group benefits and contemplates the holding of such reserves is reasonable and sufficient to provide for all incurred but unreported claims.

(f) Except as required pursuant to or contemplated by an Offer Letter, the execution and delivery of, and performance by the Company of, this Agreement and the consummation of the Transactions will not (i) accelerate the time of payment or vesting under any Company Employee Plan, (ii) result in an obligation to fund (through a trust or otherwise) any compensation or benefits under any Company Employee Plan, (iii) increase any amount payable under any Company Employee Plan, or (iv) result in the acceleration of any other material obligation pursuant to any Company Employee Plan.

(g) The Company is in compliance in all material respects with all Applicable Law respecting employment, including, but not limited to, worker classification (including the proper classification of workers as independent contractors and consultants, and the Company has not received any notice from any Governmental Entity disputing such classification), wages, overtime, pay equity, immigration, human rights, hours of work and occupational health and safety. The Company is not engaged in any unfair labor practice and there is no unfair labor practice complaint, grievance or arbitration proceeding pending, or threatened against the Company. The Company is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. The Company has accrued or paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, sick days, vacation with pay, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. The Company is not liable for any payment to any Governmental Entity, with respect to employment insurance or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). There are no pending workers compensation or long term disability claims against the Company. There are no claims, complaints, investigations or other controversies pending or, to the knowledge of the Company, threatened, between the Company and any of its employees, which controversies have or would reasonably be expected to result in a Legal Proceeding before any Governmental Entity.

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(h) The Company has provided to Acquirer true, correct and complete copies of each of the following: (i) all forms of offer letters; (ii) all forms of employment agreements and severance agreements; (iii) all forms of services agreements and agreements with current and former consultants and/or advisory board members; (iv) all forms of confidentiality, non-competition or inventions agreements between current and former employees/consultants and the Company or any Subsidiary (and a true, correct and complete list of employees, consultants and/or others not subject thereto); (v) the most current management organization chart(s); (vi) all forms of bonus plans and any form award agreement thereunder; and (vii) a schedule of bonus commitments made to employees of the Company. All offer letters and agreements between the current and former employees or consultants and the Company are in the same forms as those provided to Acquirer by the Company.

(i) The Company is not a party to or bound by any collective bargaining agreement, employee association or works council arrangement or other labor union Contract, no collective bargaining agreement is being negotiated by the Company and the Company does not have any duty to bargain with any labor organization. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company. To the knowledge of the Company, there are no threatened or pending activities or proceedings of any labor union or attempts to organize the Company’s employees. There is no labor dispute, strike, work slowdown or work stoppage against the Company pending or, to the knowledge of the Company, threatened that may interfere with the conduct of the Business and no such event has occurred within the last three (3) years. Neither the Company nor, to the knowledge of the Company, any of its Representatives has committed any unfair labor practice in connection with the conduct of the Business, and there is no charge or complaint against the Company by any Governmental Entity pending or, to the knowledge of the Company, threatened. No trade union has applied to have the Company declared a common or related employer pursuant to the Labour Relations Act (Ontario) or any similar legislation in any jurisdiction in which the Company carries on business. Except as set forth in Schedule 2.12(i) of the Company Disclosure Letter, no employee of the Company has been dismissed in the 12 months immediately preceding the Closing Date.

(j) Schedule 2.12(j) of the Company Disclosure Letter sets forth each non-competition agreement and non-solicitation agreement entered into by the Company with any current or former employee or contractor of the Company. To the knowledge of the Company, no employee of the Company is in violation of any term of any employment agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the Business or to the use of trade secrets or proprietary information of others. To the knowledge of the Company, no contractor of the Company is in violation of any term of any non-competition agreement or any restrictive covenant to a former employer relating to the right of any such contractor to be providing services to the Company because of the nature of the Business or to the use of trade secrets or proprietary information of others. Except as set forth on Schedule 2.12(j) of the Company Disclosure Letter, no employee of the Company has given notice of termination to the Company and, to the knowledge of the Company, no employee of the Company intends to terminate his or her employment with the Company. Except as set forth on Schedule 2.12(j) of the Company Disclosure Letter, no employee of the Company has any agreement as to length of notice or severance payment required to terminate his or her employment, other than such as results by Law from the employment of an employee without agreement as to notice or severance. As of the Closing Date, the Company has not (i) entered into any Contract that obligates or purports to obligate Acquirer to make an offer of employment to any present or former employee or consultant of the Company and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or consultant of the Company of any terms or conditions of employment with Acquirer following the Closing.

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(k) Schedule 2.12(k)(i) of the Company Disclosure Letter sets forth a true, correct and complete list of all officers, directors and employees of the Company, showing (without names or employee numbers) each such individual’s position, annual remuneration (including rate of pay or annual salary and any other compensation payable to them, including housing allowances, transportation allowances, compensation payable pursuant to bonus, deferred compensation or commission arrangements or other compensation) for the current fiscal year, location of employment, cumulative length of employment, overtime eligibility, status as part-time or full-time employee, whether subject to a written employment agreement, any vacation or paid time off entitlement in days and the accrued and unused days of such vacation or paid time off as of the Closing Date, and any promises made to them with respect to changes or additions to their compensation or benefits. Schedule 2.12(k)(ii) of the Company Disclosure Letter sets forth a true, correct and complete list of all of its consultants, advisory board members and independent contractors and, for each, (i) such individual’s compensation, (ii) such individual’s initial date of engagement, (iii) whether such engagement has been terminated by written notice by either party thereto, (iv) the notice or termination provisions (if any) applicable to the services provided by such individual and (v) in the case of independent contractors, such individual’s job function.

(l) Schedule 2.12(l) of the Company Disclosure Letter contains an accurate and complete list as of the Closing Date of all loans and advances made by the Company to any employee, director, consultant or individual independent contractor, other than routine travel advances made to employees in the ordinary course of business.

(m) There are no performance improvements or disciplinary actions contemplated or pending against any of the Company’s employees.

(n) Except as disclosed in Schedule 2.12(n) of the Company Disclosure Letter, there is no current employee of the Company who is not fully available to perform work because of disability or other leave.

(o) In the past two years, there has not occurred a mass termination (as defined in the Employment Standards Act, 2000 and applicable provincial employment standards legislation) within the Company.

(p) Except as required pursuant to or contemplated by an Offer Letter, none of the execution, delivery and performance of this Agreement, the consummation of the Transactions, any termination of employment or service and any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event (whether contingent or otherwise), (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due or payable, or required to be provided, to any current or former employee, director, independent contractor or consultant except as disclosed in Schedule 2.12(j) or Schedule 2.12(k) of the Company Disclosure Letter, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, director, independent contractor or consultant, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) increase the amount of compensation due to any Person or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any Person.

(q) There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation and the Company has not been reassessed in any material respect under such legislation during the past three years and, to the knowledge of the Company, no audit of the Company is currently being performed pursuant to any applicable workplace safety and insurance legislation. There are no claims which may materially adversely affect the Company’s accident cost experience in respect of the Business.

(r) There are no charges pending under applicable occupational health and safety legislation in any jurisdiction in which the Company carries on business. The Company has complied in all material respects with any orders issued under applicable occupational health and safety legislation and there are no appeals of any such orders currently outstanding.

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(s) True and complete copies of all work permits and labour market impact assessment opinion confirmation relating to employees of the Company have been made available to Acquirer. The Company is in compliance with all terms and conditions of the work permits and the labour market assessment confirmations. No audit by a Governmental Authority is being conducted or, to the knowledge of the Company, pending in respect of any foreign workers.

2.13 Interested-Party Transactions. None of the officers and directors of the Company and, to the knowledge of the Company, none of the other employees of the Company and any Shareholders, and none of the immediate family members of any of the foregoing, (i) has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Company (except with respect to any interest in less than 5% of the shares of any corporation whose shares are publicly traded), (ii) is a party to, or to the knowledge of the Company, otherwise directly or indirectly interested in, any Contract to which the Company is a party or by which the Company or any of its assets is bound, except for normal compensation for services as an officer, director or employee thereof or (iii) to the knowledge of the Company, has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the Business, except for the rights of Shareholders under Applicable Law.

2.14 Insurance. The Company maintains the policies of insurance and bonds set forth in Schedule 2.14 of the Company Disclosure Letter, including all legally required workers’ compensation insurance and errors and omissions, casualty, fire and general liability insurance. Schedule 2.14 of the Company Disclosure Letter sets forth the name of the insurer under each such policy and bond, the type of policy or bond, the coverage amount and any applicable deductible and any other material provisions as of the Closing Date as well as all material claims made under such policies and bonds since inception. The Company has provided to Acquirer true, correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of the Company. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the Company is otherwise in compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.15 Books and Records. The Company has provided to Acquirer true, correct and complete copies of each document that has been requested by Acquirer in connection with Acquirer’s legal and accounting review of the Company (other than any such document that does not exist or is not in the Company’s possession or subject to its control). Without limiting the foregoing, the Company has provided to Acquirer true, correct and complete copies of (i) all documents identified on the Company Disclosure Letter, (ii) the complete minute books containing records of all proceedings, consents, actions and meetings of the Company Board, committees of the Company Board and the Shareholders, including any presentations and written materials provided thereto in connection with such proceedings, consents, actions and meetings, (iii) the share ledger, journal and other records reflecting all share issuances and transfers and all share option and warrant grants and agreements of the Company and (iv) all currently effective permits, orders and consents issued by any regulatory agency with respect to the Company, or any securities of the Company, and all applications for such permits, orders and consents. The minute books of the Company provided to Acquirer contain a true, correct and complete summary of all meetings of directors and of the Shareholders or actions by written consent since the time of incorporation of the Company through the Closing Date. The books, records and accounts of the Company (A) are true, correct and complete in all material respects, (B) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, (C) are stated in reasonable detail and accurately and fairly reflect all of the transactions and dispositions of the assets and properties of the Company and (D) accurately and fairly reflect the basis for the Financial Statements.

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2.16 Material Contracts.

(a) Schedules 2.16(a)(i) through (xxvi) of the Company Disclosure Letter set forth a list of each of the following Contracts to which the Company is a party that are in effect on the Closing Date (the “Material Contracts”):

(i) any Contract with a (A) Significant Customer or (B) Significant Supplier;

(ii) any Contract providing for payments by or to the Company (or under which the Company has made or received such payments) in the period since the Company’s inception in an aggregate amount of $10,000 or more;

(iii) any dealer, distributor, referral or similar agreement, or any Contract providing for the grant of rights to reproduce, license, market, refer or sell its products or services to any other Person or relating to the advertising or promotion of the Business or pursuant to which any third parties advertise on any Company Websites;

(iv) (A) any joint venture Contract, (B) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons and (C) any Contract that involves the payment of royalties to any other Person;

(v) any separation agreement or severance agreement or similar arrangement with any former employees under which the Company has any actual Liability;

(vi) any Contract for or relating to the employment or service of any director, officer, Key Employee or beneficial owner of more than 5% of the total Company Shares or any other type of Contract with any of its officers, Key Employee or beneficial owners of more than 5% of the total Company Shares, as the case may be;

(vii) any Contract which provides for indemnification of any officer, director, employee or agent of the Company;

(viii) any Contract (A) pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of the Company Products or Company Intellectual Property, (B) containing any non-competition covenants or other restrictions relating to the Company Products or Company Intellectual Property, (C) that limits or would limit the freedom of the Company or any of its successors or assigns or their respective Affiliates to (I) engage or participate, or compete with or solicit any customer of any other Person, in any line of business, market or geographic area with respect to the Company Products or the Company Intellectual Property, or to make use of any Company Intellectual Property, including any grants by the Company of exclusive rights or licenses, (II) solicit, hire or retain any Person as an employee, consultant or individual independent contractor or (III) sell, distribute or manufacture any technology, products or services or to purchase or otherwise obtain any software, components, parts or services or (D) containing any “take or pay,” minimum commitments or similar provisions;

(ix) any standstill or similar agreement containing provisions prohibiting a third party from purchasing Equity Interests of the Company or assets of the Company or otherwise seeking to influence or exercise control over the Company;

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(x) other than “shrink wrap” and similar generally available commercial enduser licenses to software that have an individual acquisition cost of $1,000 or less, all licenses, sublicenses and other Contracts to which the Company is a party and pursuant to which the Company acquired or is authorized to use any Third-Party Intellectual Property Rights used in the development, marketing or licensing of the Company Products;

(xi) any license, sublicense or other Contract to which the Company is a party and pursuant to which any Person is authorized to use any Company-Owned Intellectual Property Rights, other than non-exclusive end-user licenses granted in the ordinary course of business;

(xii) any license, sublicense or other Contract pursuant to which the Company has agreed to any restriction on the right of the Company to use or enforce any Company-Owned Intellectual Property Rights or pursuant to which the Company agrees to encumber, transfer or sell rights in or with respect to any Company-Owned Intellectual Property Rights;

(xiii) any Contract relating to the hosting of any Company Websites;

(xiv) any Contracts relating to the membership of, or participation by, the Company in, or the affiliation of the Company with, any industry standards group or association;

(xv) any Contract relating to the acquisition, transfer, development or sharing of any software, technology or Intellectual Property Rights, independently or jointly, either by or for the Company (other than employee invention assignment agreements and consulting agreements with Authors on the Company’s standard form of agreement, copies of which have been provided to Acquirer);

(xvi) any confidentiality, secrecy or non-disclosure Contract other than any such Contract entered into by the Company in the ordinary course of business consistent with past practice;

(xvii) any Contract to license or authorize any third party to manufacture or reproduce any of the Company Products or Company Intellectual Property;

(xviii) any Contract containing any indemnification, warranty, support, maintenance or service obligation or cost on the part of the Company;

(xix) any settlement agreement with respect to any Legal Proceeding;

(xx) any Contract pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement or the consummation of the Purchase Transaction or the other Transactions, either alone or in combination with any other event;

(xxi) any Contract or plan (including any share option, merger and/or share bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Company Shares or any other securities of the Company or any options, warrants, convertible notes (including relating to the provision of any right of first negotiation, right of first refusal, or similar right) or other rights to purchase or otherwise acquire any such shares, other securities or options, warrants or other rights therefor, except for the repurchase rights disclosed on Schedule 2.2(a) or Schedule 2.2(b) of the Company Disclosure Letter;

(xxii) any Contract relating to the voting and any other rights or obligations of a holder of any of any Company Shares;

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(xxiii) any Contract with any labor union or any collective bargaining agreement or similar contract applicable to the Company’s employees;

(xxiv) any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(xxv) any Contract of guarantee, surety, support, indemnification (other than pursuant to its standard end user agreements), assumption or endorsement of, or any similar commitment with respect to, the Liabilities or indebtedness of any other Person;

(xxvi) any Contract for capital expenditures in excess of $10,000 in the aggregate;

(xxvii) any Contract pursuant to which the Company is a lessor or lessee of any real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving expenditures in excess of $10,000 per annum;

(xxviii) any Contract pursuant to which the Company has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of shares, purchase of assets, license or otherwise, or any Contract pursuant to which it has any ownership interest in any other Person; and

(xxix) any Contract with any Governmental Entity, any Company Authorization, or any Contract with a government prime contractor, or higher-tier government subcontractor, including any indefinite delivery/indefinite quantity contract, firm-fixed-price contract, schedule contract, blanket purchase agreement, or task or delivery order (each a “Government Contract”).

(b) Schedule 2.16(b) of the Company Disclosure Letter contains a true, correct and complete copy of each form of Company User Agreement in effect at any time and identifies, with respect to each Company User Agreement, the period of time during which such Company User Agreement was or has been in effect. Each Company User Agreement: (i) is binding and enforceable with respect to each and every user of each Company Website and Company Product; (ii) is fully assignable by the Company; and (iii) includes an indemnity from the user for any actions taken (or not taken) by such user while using any Company Website or Company Product.

(c) All Material Contracts are in written form. The Company has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in default in respect of, any Material Contract. Each of the Material Contracts is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or to the knowledge of the Company, with respect to any other contracting party, that, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of the Company under any Material Contract, or (D) the right to cancel, terminate or modify any Material Contract. The Company has not received any notice or other communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract. The Company has no Liability for renegotiation of Government Contracts. No Person has a contractual right pursuant to the terms of any Contract to renegotiate any amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract. True, correct and complete copies of all Material Contracts have been provided to Acquirer at least three Business Days prior to the Closing Date.

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(d) Schedule 2.16(d) of the Company Disclosure Letter identifies and provides a brief description of each proposed Contract as to which any offer, award, written proposal, term sheet or similar document, in each case that would contain binding obligations of the Company if accepted by the recipient, has been submitted by the Company (other than Company User Agreements).

2.17 Transaction Fees. No broker, finder, financial advisor, investment banker or similar Person is entitled to any brokerage, finder’s or other fee or commission in connection with the origin, negotiation or execution of this Agreement or in connection with the Transactions. Set forth in Schedule 2.17 of the Company Disclosure Letter is the Company’s good faith estimate of all Transaction Expenses (including Transaction Expenses reasonably anticipated to be incurred in the future).

2.18 Anti-Corruption Law.

(a) Neither the Company nor any of its directors, employees, agents or representatives (in each case, acting in their capacities as such) has, since the inception of the Company, directly or indirectly through its representatives or any Person authorized to act on its behalf (including any distributor, agent, sales intermediary or other third party), (i) violated any Anti-Corruption Law or (ii) offered, given, promised to give or authorized the giving of money or anything of value, to any Government Official or to any other Person: (A) for the purpose of (I) corruptly or improperly influencing any act or decision of any Government Official in their official capacity, (II) inducing any Government Official to do or omit to do any act in violation of their lawful duties, (III) securing any improper advantage or (IV) inducing any Government Official to use his or her respective influence with a Governmental Entity to affect any act or decision of such Governmental Entity in order to, in each case of clauses (I) through (IV), assist the Company in obtaining or retaining business for or with, or directing business to, any Person or (B) in a manner that would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in, extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage.

(b) (i) The Company has maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and Government Officials, in accordance with GAAP, (ii) there have been no false or fictitious entries made in the books and records of the Company relating to any unlawful offer, payment, promise to pay or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment and (iii) the Company has not established or maintained a secret or unrecorded fund or account.

(c) Neither the Company nor any of its directors or employees (acting in their capacities as such) has been convicted of violating any Anti-Corruption Law or subjected to any investigation or proceeding by a Governmental Entity for potential corruption, fraud or violation of any Anti-Corruption Law.

2.19 Environmental, Health and Safety Matters.

(a) The Company is in compliance with all Environmental, Health and Safety Requirements in connection with the ownership, use, maintenance or operation of its business or assets or properties. There are no pending, or to the knowledge of the Company, any threatened allegations by any Person that the properties or assets of the Company are not, or that its business has not been conducted, in compliance with all Environmental, Health and Safety Requirements. The Company has not retained or assumed any Liability of any other Person under any Environmental, Health and Safety Requirements. To the knowledge of the Company, there are no past or present facts, circumstances or conditions that would reasonably be expected to give rise to any Liability of the Company with respect to Environmental, Health and Safety Requirements.

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(b) The Company has made available to Acquirer a copy of all studies, audits, assessments or investigations containing material information concerning compliance with, or Liability or obligations under, Environmental, Health and Safety Requirements affecting the Company that are in the possession or control of the Company, each of which is identified in Schedule 2.19 of the Company Disclosure Letter.

2.20 Import and Export Control Laws. The Company has conducted its import and export transactions in accordance in compliance with Applicable Laws concerning importation, exportation, import and export reporting, import and export controls, cross-border transportation, cross-border movement, marking and labelling, trade embargoes and export and import permits, including (i) the Customs Act (Canada), the Customs Tariff (Canada), the Reporting of Imported Goods Regulations (Canada), the Export and Import Permits Act (Canada), (ii) the Export Administration Act and Regulations, the Foreign Assets Control Regulations, the International Traffic in Arms Regulations and other controls administered by the United States Department of Commerce and/or the United States Department of State, and (iii) all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the foregoing: (i) the Company has obtained all export and import licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (A) the export, import and re-export of products, services, software and technologies and (B) releases of technologies and software to foreign nationals located in Canada, the United States and abroad (collectively, “Export Approvals”), (ii) the Company is in compliance with the terms of all applicable Export Approvals, (iii) there are no pending or, to the knowledge of the Company, threatened claims against the Company with respect to such Export Approvals, (iv) there are no actions, conditions or circumstances pertaining to the Company’s export transactions that would reasonably be expected to give rise to any future claims and (v) no Export Approvals for the transfer of export licenses to Acquirer or Subco are required, except for such Export Approvals that can be obtained expeditiously and without material cost.

2.21 Customers. The Company does not have any outstanding material disputes concerning any Company Products with any customer or distributor who, for the year ended December 31, 2016, was one of the 10 largest sources of revenues for the Company, based on amounts paid or payable with respect to such periods (each, a “Significant Customer”), and, to the knowledge of the Company, there is no material dissatisfaction on the part of any Significant Customer with respect to any Company Products. Each Significant Customer is listed on Schedule 2.21 of the Company Disclosure Letter. The Company has not received any information from any Significant Customer that such Significant Customer shall not continue as a customer of the Company (or Subco or Acquirer) after the Closing or that such Significant Customer intends to terminate or materially modify existing Contracts with the Company (or Subco or Acquirer). The Company has not had any Company Products returned by a purchaser thereof except for normal warranty returns consistent with past history that would not result in a reversal of any revenue by the Company.

2.22 Suppliers. The Company does not have any outstanding material disputes concerning products and/or services provided by any supplier who, for the year ended December 31, 2016, was one of the 10 largest suppliers of products and/or services to the Company, based on amounts paid or payable with respect to such periods (each, a “Significant Supplier”), there is no material dissatisfaction on the part of the Company with respect to any Significant Supplier and, to the knowledge of the Company, there is no material dissatisfaction on the part of any Significant Supplier with respect to the Company. Each Significant Supplier is listed on Schedule 2.22 of the Company Disclosure Letter. The Company has not received any information from any Significant Supplier that such supplier shall not continue as a supplier to the Company (or Subco or Acquirer) after the Closing or that such Significant Supplier intends to terminate or materially modify existing Contracts with the Company (or Subco or Acquirer). The Company has access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the Business and, to the knowledge of the Company, there is no reason why the Company will not continue to have such access on commercially reasonable terms.

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2.23 Representations Complete. None of the representations or warranties made by the Company herein or in any exhibit or schedule hereto, including the Company Disclosure Letter, or in any certificate delivered by the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.

ARTICLE III
Representations and Warranties of Company Securityholders

Each Company Securtiyholder, severally and not jointly, solely as to itself, represents and warrants to Acquirer as follows (it being understood that in the case of the Debenture Holders the representations and warranties set forth in Section 3.2 are made as of the conversion of their respective Company Debentures prior to the Closing in accordance with the applicable Debenture Conversion Notice):

3.1 Due Organization. Such Company Securityholder (if such Company Securityholder is not an individual) is an entity duly formed, validly existing and in good standing under the laws of its jurisdiction of organization.

3.2 Ownership. Such Company Securityholder is the record and beneficial holder, free and clear of all Encumbrances, of: (a) in the case of a Company Securityholder that is a Shareholder (including the former Debenture Holders), the number of Company Shares set forth opposite such Shareholder’s name on Schedule 2.2(a) of the Company Disclosure Letter; (b) in the case of a Company Securityholder that is a Vested Option Holder, the number of Vested Company Options set forth opposite such Vested Option Holder’s name on Schedule 2.2(b) of the Company Disclosure Letter; and (c) in the case of 500 Startups, the 500 Startups Debenture, in each case, free and clear of all Encumbrances. Other than (i) the Company Shares, in the case of a Company Securityholder that is a Shareholder (including the former Debenture Holders), set forth opposite such Shareholder’s name on Schedule 2.2(a) of the Company Disclosure Letter, (ii) the Vested Company Options, in the case of a Company Securityholder that is a Vested Option Holder, set forth opposite such Vested Option Holder’s name on Schedule 2.2(b) of the Company Disclosure Letter, and (iii) the 500 Startups Debenture, in the case of 500 Startups, such Company Securityholder does not own any other Company Shares, Company Debentures, Company Options or other Equity Securities of the Company or rights to acquire any other Company Shares, Company Debentures, Company Options or other Equity Securities of the Company.

3.3 Authority; Binding Nature of Agreement. Such Company Securityholder has the full power, authority and legal capacity to enter into and perform its obligations under this Agreement and under each other agreement contemplated by this Agreement to which such Company Securityholder is or will be party; and the execution, delivery and performance by such Company Securityholder of this Agreement and each other agreement contemplated by this Agreement to which such Company Securityholder is or will be a party have been duly authorized by all necessary action on the part of such Company Securityholder. Assuming the due authorization and execution by the other parties hereto and thereto, this Agreement and each other agreement contemplated by this Agreement to which such Company Securityholder is or will be a party constitutes the legal, valid and binding obligation of such Company Securityholder, enforceable against such Company Securityholder in accordance with its terms.

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3.4 Non-Contravention; Consents. Neither the execution, delivery or performance of this Agreement by such Company Securityholder or any of the other agreements contemplated by this Agreement to which such Company Securityholder is or will be a party nor the consummation by such Company Securityholder of the Purchase Transaction or any of the other Transactions will (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of (i) any of the provisions of the organizational documents of such Company Securityholder; (ii) any resolution adopted by the shareholders, the board of directors or any committee of the board of directors of such Company Securityholder; (b) contravene, conflict with or result in a violation of, or give any Governmental Entity or other Person the right to challenge the Purchase Transaction or any of the other Transactions; or (c) contravene the provisions of any Contract to which such Company Securityholder is a party.

3.5 Canadian Resident Vendor. Except as otherwise set forth in Schedule 2.2(a) or Schedule 2.2(b) of the Company Disclosure Letter, as applicable, such Company Securityholder is not a non-resident of Canada within the meaning of the Tax Act (a “Canadian Resident Vendor”). In the case a Company Securityholder who is a Shareholder and is not a Canadian Resident Vendor, none of the Shares to be sold by such Company Securityholder pursuant to this Agreement derive, and none of them has at any time within the past 60 months derived, more than 50% of its fair market value directly or indirectly from or from any combination of (a) real or immovable property situated in Canada, (b) Canadian resource properties (as defined in the Tax Act), (c) timber resource properties (as defined in the Tax Act), and (d) options in respect of, or interests in, or for civil law, a right in, property described in any of (a) to (c) above, whether or not the property exists.

ARTICLE IV
Representations and Warranties of Acquirer and Subco

Acquirer and Subco represent and warrant to the Company as follows:

4.1 Organization and Standing. Each of Acquirer and Subco is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Neither Acquirer nor Subco is in violation of any of the provisions of its articles or certificate of incorporation, as applicable, or bylaws or equivalent organizational or governing documents.

4.2 Authority; Non-Contravention.

(a) Each of Acquirer and Subco has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Acquirer and Subco. This Agreement has been duly executed and delivered by each of Acquirer and Subco and, assuming the due execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of Acquirer and Subco enforceable against Acquirer and Subco, respectively, in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) The execution and delivery of this Agreement by Acquirer and Subco do not, and the consummation of the Transactions will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the articles or certificate of incorporation, as applicable, or bylaws or other equivalent organizational or governing documents of Acquirer and Subco, in each case as amended to date or (ii) Applicable Law, except where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not be material to Acquirer’s or Subco’s ability to consummate the Purchase Transaction or to perform their respective obligations under this Agreement.

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(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Acquirer or Subco in connection with the execution and delivery of this Agreement or the consummation of the Transactions that, if not obtained or made, would reasonably be expected to adversely affect the ability of Acquirer or Subco to consummate the Purchase Transaction or any of the other Transactions.

(d) Each of Acquirer and Subco shall not collect, use or disclose Personal Data provided by the Company hereunder or pursuant to the Transactions for any purposes other than those related to determining if it shall proceed with the transactions contemplated by this Agreement, the performance of this Agreement, the consummation of the transactions contemplated by this Agreement and, following the consummation of such transactions, the carrying on of the Business (with use or disclosure of the Personal Data being restricted to those purposes for which the information was initially collected or for which additional consent was or is obtained) or as otherwise permitted or required by Applicable Laws. Each of Acquirer and Subco shall give effect to any withdrawal of consent by an end user, and protect the confidentiality of all Personal Data.

ARTICLE V
Additional Agreements

5.1 Confidentiality; Public Disclosure.

(a) The parties hereto acknowledge that Acquirer and the Company have previously executed a Mutual Confidentiality and Non-Disclosure Agreement, dated as of November 15, 2016 (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms. Each party hereto agrees that it and its Representatives shall hold the terms of this Agreement, and the fact of this Agreement’s existence, in strict confidence. At no time shall any party hereto disclose any of the terms of this Agreement (including the economic terms) or any non-public information about a party hereto to any other Person without the prior written consent of the party hereto about which such non-public information relates. Notwithstanding anything to the contrary in the foregoing, a party hereto shall be permitted to disclose any and all terms to its financial, tax and legal advisors (each of whom is subject to a similar obligation of confidentiality), and to any Governmental Entity or administrative agency to the extent necessary or advisable in compliance with Applicable Law or the rules of the New York Stock Exchange (including, with respect to Acquirer, any filing with the Securities and Exchange Commission pursuant to U.S. securities laws). The Securityholders’ Agent hereby agrees to be bound by the terms and conditions of the Confidentiality Agreement to the same extent as though the Securityholders’ Agent were a party thereto. With respect to the Securityholders’ Agent, as used in the Confidentiality Agreement, the term “Confidential Information” shall also include information relating to the Purchase Transaction or this Agreement received by the Securityholders’ Agent after the Closing or relating to the period after the Closing.

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(b) The Company shall not issue any press release or other public communications relating to the terms of this Agreement or the Transactions or use Acquirer’s name or refer to Acquirer directly or indirectly in connection with Acquirer’s relationship with the Company in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Acquirer, unless required by Applicable Law (in which event a satisfactory opinion of counsel to that effect shall be first delivered to Acquirer prior to any such disclosure) and except as reasonably necessary for the Company to obtain the requisite shareholder approval and the other consents and approvals of the Shareholders and other third parties contemplated by this Agreement. Notwithstanding anything to the contrary contained herein or in the Confidentiality Agreement, Acquirer may make such public communications regarding this Agreement or the Transactions as Acquirer may determine is reasonably appropriate.

5.2 Spreadsheet. Prior to the Closing, the Company shall prepare and deliver to Acquirer a spreadsheet (the “Spreadsheet”) in form and substance reasonably satisfactory to Acquirer, which spreadsheet shall be dated as of the Closing Date and shall set forth all of the following information (in addition to the other required data and information specified therein), as of immediately prior to the Closing: (i) the names of all of the Company Securityholders and their respective addresses, e-mail addresses and, where available, taxpayer identification numbers; (ii) the number and type of Company Shares held by, or subject to the Company Options held by, such Company Securityholders and, in the case of outstanding shares, the respective certificate numbers; (iii) the number of Company Shares subject to and the exercise price per share in effect for each Company Option; (iv) the vesting status and schedule with respect to Company Options; (v) the calculation of Aggregate Exercise Price, Adjusted Consideration and Per Share Consideration; (vi) the calculation of aggregate cash amounts payable to each such Company Securityholder pursuant to Section 1.1(d) and the total amount of Taxes to be withheld therefrom; (vii) in the case of each Founder, the portion of cash amounts otherwise payable to such Founder pursuant to Section 1.1(d)(i) to be withheld pursuant to his Founder Vesting Agreement; (viii) the calculation of each Indemnifying Holder’s Pro Rata Share of the Escrow Amount and Expense Fund Amount; and (ix) a funds flow memorandum setting forth other information reasonably requested by Acquirer.

5.3 Expenses; Company Debt. All costs and expenses incurred in connection with this Agreement and the Transactions (including Transaction Expenses) shall be paid by the party incurring such expense; provided that (i) at the Closing, Acquirer shall pay or cause to be paid all Unpaid Transaction Expenses included in the calculation of the Adjusted Consideration and (ii) the fees and expenses of the Reviewing Accountant, if any, shall be allocated as provided in Section 1.2(g). At, and subject to, the Closing, Acquirer shall repay or cause to be repaid all Company Debt then outstanding and included in the calculation of the Adjusted Consideration.

5.4 Employees.

(a) Following the Closing Date, Acquirer or Subco shall have provided offer letters to the Additional Employees listed in Schedule 5.4(a) in substantially the form attached hereto as Exhibit J (the “Additional Offer Letters”). Such Additional Offer Letters will be effective immediately following the Closing and include terms and conditions that are commensurate with similarly situated employees of Acquirer, including in respect of base salary, equity compensation, and benefits.

(b) The Company shall ensure that there shall be no outstanding securities, commitments or agreements of the Company immediately prior to the Closing that purport to obligate the Company to issue any Company Shares or Company Options under any circumstances.

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5.5 Tax Matters.

(a) Each of Acquirer, the Securityholders’ Agent, the Company Securityholders and the Company shall cooperate fully, as and to the extent reasonably requested by any of the others, in connection with the filing of Tax Returns and any Legal Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon request therefor) the provision of records and information reasonably relevant to any such Legal Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Acquirer, the Company, the Securityholders’ Agent and the Company Securityholders agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority.

(b) The Company shall cause each Company Securityholder to further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transactions).

(c) Following the Closing, Acquirer shall file (or cause to be filed), within 120 days of the Closing (the “SRED Credit Filing Date”), the applicable Tax Return claiming the SRED Credit with respect to the Company for the tax year ending on (or the day immediately preceding) the Closing Date. Acquirer shall provide to the Securityholders’ Agent a copy of such Tax Return at least fifteen (15) days prior to its filing, shall permit the Securityholders’ Agent to review and comment on such Tax Return prior to filing and shall consider in good faith all reasonable comments made by the Securityholders’ Agent in writing to Acquirer prior to the filing of such Tax Return.

5.6 Non-Solicitation. Each Shareholder who is an employee of the Company and who holds at least two and one-half (2.5%) of the Shares, on a fully diluted and as-converted to Company Share basis, agrees, from the Closing Date until the second anniversary of the Closing Date (the “Non-Solicit Period”), such Shareholder shall not in any way, directly, indirectly, individually or through any other Person, or for the benefit of any other Person, without the prior written consent of Acquirer, in each instance, which Acquirer may withhold or condition in its sole and absolute discretion:

(a) solicit, induce, knowingly encourage or recruit any Person who is at the time, or during the preceding 12 months, an employee, contractor or consultant of the Company or any of its Subsidiaries, to terminate or reduce the scope of his, her or its employment or business relationship with the Company or any of its Subsidiaries, or otherwise interfere with such relationship;

(b) employ or engage any Person described in clause (a);

(c) induce or encourage any licensor, vendor or supplier to the Company or any of its Subsidiaries to terminate or reduce the scope of his, her or its relationship with the Company or any of its Subsidiaries, or otherwise interfere with such relationship; or

(d) induce or encourage any client, customer or licensee of the Company or any of its Subsidiaries to terminate or reduce the scope of his, her or its relationship with the Company or any of its Subsidiaries, or otherwise interfere with such relationship.

Notwithstanding the foregoing, the restrictions contained in this Section 5.6 shall not apply to the placement of general advertisements or the use of general search firm services with respect to a particular geographic or technical area, but which are not targeted directly or indirectly towards the Persons contemplated in clauses (a) through (d) of this Section 5.6.

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5.7 Release. Each Company Securityholder hereby consents to the Transactions contemplated by this Agreement and irrevocably, unconditionally and completely releases, acquits and forever discharges each of the Releasees (as defined below) from any and all past, present and future disputes, claims, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature, including: (a) any unknown, inchoate, unsuspected or undisclosed claim; and (b) any claim, right or cause of action based upon any breach of any express, implied, oral or written contract or agreement (“Claims”), and hereby irrevocably, unconditionally and completely waives and relinquishes each and every Claim that the undersigned may have had in the past, may now have or may have in the future against any of the Releasees, directly or indirectly relating to or directly or indirectly arising out of any events, matters, causes, things, acts, omissions or conduct relating directly or indirectly to: (i) the Transactions contemplated by this Agreement and occurring or existing at any time up to and including the date of this Agreement, excluding, for the avoidance of doubt, such Company Securityholder’s rights under this Agreement; or (ii) that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time during Company Securityholder’s employment with the Company, including, but not limited to, all claims related to such Company Securityholder’s compensation or benefits from the Company; provided, however, that nothing contained in this Section 5.7 shall constitute a release or waiver of any rights of such Company Securityholder explicitly provided for in this Agreement, any rights of such Company Securityholder explicitly provided for in any other Transaction Document to which such Company Securityholder is a party or in respect of claims relating to employment compensation payable for the current payroll period in the ordinary course of business. For purposes of this Section 5.7, “Releasees” means: (x) Acquirer and Subco; (y) each Affiliate of Acquirer and Subco; and (z) the successors and past, present and future successors, assigns and representatives of the respective entities identified or otherwise referred to in clauses (x) and (y) of this sentence.

5.8 Termination of Shareholder Agreements. The parties hereto, other than Acquirer, Subco, the Company, the Vested Option Holders, 500 Startups and the Securityholders’ Agent, constitute all of the Shareholders of the Company. In accordance with the terms of the Shareholder Agreements, each of the Shareholders and the Company agree and acknowledge that the Shareholder Agreements are hereby terminated effective the Business Day prior to the date of Closing. Without limiting the generality of the foregoing, (a) each of the Shareholders and the Company waive and agree that the provisions of Section 2 of the Amended and Restated Right of First Refusal and Co-Sale Agreement between the Company and its shareholders dated July 1, 2014 shall not apply to the Transactions and (b) each of the Shareholders and the Company waive and agree that Section 4.5 of the Amended and Restated Shareholder Rights Agreement between the Company and its shareholders dated July 1, 2014 pertaining to successor indemnification liability is hereby terminated effective the Business Day prior to the date of Closing and shall not apply to Acquirer, Subco the Company or any other Indemnified Person from and after such termination. Each Shareholder agrees and acknowledges that the Company has not taken any action inconsistent with the Shareholder Agreements.

ARTICLE VI
Conditions to Closing

6.1 Conditions to Obligations of Each Party to Effect the Purchase Transaction. The respective obligations of each party hereto to consummate the Transactions shall be subject to the satisfaction or waiver in writing at or prior to the Closing of each of the following conditions:

(a) Illegality. No Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Purchase Transaction and the other Transactions contemplated hereby shall be in effect, and no action shall have been taken by any Governmental Entity seeking any of the foregoing, and no Applicable Law or Order shall have been enacted, entered, enforced or deemed applicable to the Purchase Transaction and the other Transactions contemplated hereby that makes the consummation of the Purchase Transaction or any of such other Transactions illegal.

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(b) Governmental Approvals. Acquirer, Subco and the Company shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the Purchase Transaction and the other Transactions contemplated hereby.

6.2 Additional Conditions to Obligations of the Company and the Company Securityholders. The obligations of the Company and the Company Securityholders to consummate the Transactions shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions (it being understood and agreed that each such condition is solely for the benefit of the Company and the Company Securityholders and may be waived by the Company or the Company Securityholders, as applicable, in writing in their sole discretion without notice or Liability to any Person):

(a) Representations, Warranties and Covenants. The representations and warranties made by Acquirer and Subco herein shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Closing Date (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates). Acquirer and Subco shall have performed and complied in all material respects with all covenants, agreements and obligations herein required to be performed and complied with by Acquirer at or prior to the Closing.

(b) Receipt of Closing Deliveries. The Company and the applicable Company Securityholders shall have received each of the agreements, instruments, certificates and other documents set forth in Section 1.6(a).

6.3 Additional Conditions to the Obligations of Acquirer and Subco. The obligations of Acquirer and Subco to consummate the Transactions shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions (it being understood and agreed that each such condition is solely for the benefit of Acquirer and Subco and may be waived by Acquirer (on behalf of itself and/or Subco) in writing in its sole discretion without notice or Liability to any Person):

(a) Representations, Warranties and Covenants. The representations and warranties made by the Company herein shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Closing Date (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates). The Company shall have performed and complied in all material respects with all covenants, agreements and obligations herein required to be performed and complied with by the Company at or prior to the Closing.

(b) Receipt of Closing Deliveries. Acquirer shall have received each of the agreements, instruments, certificates and other documents set forth in Section 1.6(b).

(c) Injunctions or Restraints on Conduct of Business. No Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition limiting or restricting Acquirer’s ownership, conduct or operation of the Business following the Closing shall be in effect, and no Legal Proceeding seeking any of the foregoing, or any other injunction, restraint or material damages in connection with the Purchase Transaction or the other Transactions or prohibiting or limiting the consummation of the Transactions, shall be pending or threatened.

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(d) No Legal Proceedings. No Governmental Entity or other Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Purchase Transaction or the other Transactions.

(e) No Material Adverse Effect. There shall not have occurred a Material Adverse Effect with respect to the Company.

(f) No Outstanding Securities. Other than Company Shares and Company Options, no Person has any Equity Interests of the Company, share appreciation rights, share units, share schemes, calls or rights, or is party to any Contract of any character to which the Company or a Company Securityholder is a party or by which it or its assets is bound, obligating the Company or such Company Securityholder to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Equity Interests of the Company or other rights to purchase or otherwise acquire any Equity Interests of the Company, whether vested or unvested.

(g) Conversion of Debentures. All of the Company Debentures (other than, for certainty, the 500 Startups Debenture) shall have converted into the Debenture Conversion Shares in accordance with the respective Debenture Conversion Notices.

(h) Employees. (A) Each Key Employee shall have signed an Offer Letter and a Non-Competition Agreement, each of which shall continue to be in full force and effect and no action shall have been taken by any such individual to rescind any of such agreements and (B) none of the Key Employees shall have notified Acquirer or the Company of such Key Employee’s intention of leaving the employ of Acquirer, Subco or the Company, as applicable, following the Closing.

ARTICLE VII
Escrow Fund and Indemnification

7.1 Escrow Fund.

(a) At the Closing, Acquirer shall withhold the Escrow Amount from the portion of the Adjusted Consideration payable pursuant to Section 1.1(d)(i), Section 1.1(d)(ii) and Section 1.1(d)(iii). The Escrow Fund shall constitute partial security for the benefit of Acquirer (on behalf of itself or any other Indemnified Person) with respect to any Indemnifiable Damages pursuant to the indemnification obligations of the Indemnifying Holders under Section 1.2(g) and this Article VII. Subject to Section 7.4, Acquirer shall hold the Escrow Fund until the date (the “Escrow Release Date”) that is 18 months after the Closing Date. The Indemnifying Holders shall not receive interest or other earnings on the cash in the Escrow Fund. Neither the Escrow Fund (including any portion thereof) nor any beneficial interest therein may be pledged, subjected to any Encumbrance, sold, assigned or transferred by any Indemnifying Holder or be taken or reached by any legal or equitable process in satisfaction of any debt or other Liability of any Indemnifying Holder, in each case prior to the distribution of the Escrow Fund to any Indemnifying Holder in accordance with Section 7.1(b), except that each Indemnifying Holder shall be entitled to assign such Indemnifying Holder’s rights to such Indemnifying Holder’s Pro Rata Share of the Escrow Fund by will, by the laws of intestacy or by other operation of law.

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(b) Within five (5) Business Days following the Escrow Release Date, Acquirer (or its agent) will distribute (by check or wire transfer to the account instructions set forth in the Spreadsheet) to each Indemnifying Holder such Indemnifying Holder’s Pro Rata Share of the Escrow Fund less that portion of the Escrow Fund that relates to unsatisfied Claims for Indemnifiable Damages that have not finally been disposed of or disputed claims for Indemnifiable Damages that have been objected to pursuant to Section 7.7, which amounts shall remain in the Escrow Fund until such Claims have been satisfied or resolved in accordance with Section 7.7.

7.2 Indemnification by the Indemnifying Holders.

(a) Subject to the limitations set forth in this Article VII, from and after the Closing, each Indemnifying Holder shall severally but not jointly (in accordance with his, her or its Pro Rata Share) indemnify and hold harmless Acquirer, Subco, the Company and their respective officers, directors, agents and employees and each Person, if any, who controls or may control Acquirer within the meaning of the Securities Act (each, an “Indemnified Person”) from and against, and shall compensate and reimburse each Indemnified Person for, any and all losses, Liabilities, damages (whether punitive, but solely to the extent that such punitive damages arise in connection with a Third-Party Claim, consequential, special, or otherwise), claims, fees, lost profits, Taxes, reductions in value, interest, costs and expenses, including costs of investigation, enforcement and defense and reasonable fees and expenses of counsel, experts and other professionals, directly or indirectly, whether or not due to a Third-Party Claim (collectively, “Indemnifiable Damages”), arising out of, resulting from or in connection with:

(i) any breach of any representation or warranty made by the Company herein or in the Company Disclosure Letter (including any exhibit to or schedule of the Company Disclosure Letter) as of the Closing Date (except in the case of representations and warranties that by their terms speak only as of a specified date or dates, which representations and warranties shall be true and correct as of such date or dates);

(ii) any failure of any certification, representation or warranty made by the Company in any certificate (other than the Spreadsheet and the Company Closing Financial Certificate) delivered to Acquirer pursuant to this Agreement to be true and correct as of the date such certificate is delivered to Acquirer;

(iii) any breach of, or default in connection with, any of the covenants, agreements or obligations made by the Company herein or in any other agreements contemplated by the Transaction Documents or the Purchase Transaction;

(iv) any inaccuracy in the Spreadsheet or any inaccuracy in the Company Closing Financial Certificate that would result in a downward adjustment to the Adjusted Consideration (including, for certainty, where (A) following the determination of the Final Net Working Capital (1) the Net SRED Credit received by the Company following the Closing is less than the Estimated SRED Credit, as adjusted in the event that all or a portion of the Net SRED Credit received is subsequently reduced or required to be repaid or (2) provided that Acquirer has filed (or caused to be filed), before the SRED Credit Filing Date, the applicable Tax Return claiming the SRED Credit with respect to the Company for the tax year ending on (or the day immediately preceding) the Closing Date, the Company is not in receipt of any portion of the SRED Credit at least one Business Day prior to the Escrow Release Date, in which case, the SRED Credit treated as received by the Company shall be deemed to be zero (the foregoing (1) and (2) collectively being referred to as a “SRED Credit Shortfall”) and (B) such SRED Credit Shortfall would result in a downward adjustment to the amount of the Adjusted Consideration paid at the Closing, it being agreed that the NWC Basket shall be disregarded and have no applicability for purposes of determining any such downward adjustment to the amount of the Adjusted Consideration paid at the Closing pursuant to this Section 7.2(a)(iv));

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(v) any claims by (A) any then-current or former holder or alleged then-current or former holder of any Equity Interests of the Company (including any predecessors), arising out of, resulting from or in connection with (I) the Transactions or this Agreement, including the allocation of the Adjusted Consideration or any portion thereof or the exercise of any dissent rights, or (II) such Person’s status or alleged status as a holder of Equity Interests of the Company (including any predecessors) at any time at or prior to the Closing, whether for breach of fiduciary duty or otherwise, (B) any Person to the effect that such Person is entitled to any Equity Interest of Acquirer or the Company or any payment in connection with the Transactions other than as specifically set forth on the Spreadsheet or (C) any Person with respect to any Company Option Plan or any other plan, policy or Contract providing for compensation to any Person in the form of Equity Interests;

(vi) any matter set forth in Schedule 2.6 of the Company Disclosure Letter or that is or would be an exception to the representations and warranties made in Section 2.6 (Litigation) as of the Closing Date;

(vii) any Pre-Closing Taxes to the extent not taken into account in calculating the Company Net Working Capital; and

(viii) any fraud or intentional misrepresentation by or on behalf of the Company (“Company Fraud”).

(b) Materiality and knowledge standards or qualifications, qualifications or requirements that a matter be or not be “reasonably expected” or “reasonably likely” to occur and qualifications by reference to the defined term “Material Adverse Effect” in any representation, warranty, covenant, agreement or obligation shall only be taken into account in determining whether an inaccuracy in such representation or warranty, or a breach of such covenant, agreement or obligation, exists, and shall not be taken into account in determining the amount of any Indemnifiable Damages with respect to such inaccuracy or breach.

7.3 Indemnification by the Company Securityholders. Each Company Securityholder will, severally and not jointly, indemnify and hold the Indemnified Persons harmless from and against any Indemnifiable Damages that are suffered or incurred by such Indemnified Persons arising out of, resulting from or in connection: (a) a breach by such Company Securityholder of any of its representations and warranties set forth in Article III of this Agreement; and (b) a breach by such Company Securityholder of any of its covenants or agreements set forth in this Agreement.

7.4 Indemnifiable Damage Threshold; Other Limitations.

(a) Notwithstanding anything to the contrary contained herein, no Indemnified Person may make a claim against the Escrow Fund for Indemnifiable Damages arising out of, resulting from or in connection with the matters listed in clauses (i) and (ii) of Section 7.2(a) (other than claims arising out of, resulting from or in connection with (i) Company Fraud or (ii) a breach of any of the Special Representations) unless and until a Claim Certificate (together with any other delivered Claim Certificates) describing Indemnifiable Damages, which are payable in accordance with this Article VII, in an aggregate amount equal to or greater than $100,000 (the “Basket”) has been delivered, in which case the Indemnified Person may, subject to the other limitations specified in this Article VII, make claims for indemnification, compensation and reimbursement and may receive cash from the Escrow Fund for all Indemnifiable Damages (including the amount of the Basket).

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(b) From and after the Closing, recovery from the Escrow Fund shall constitute the sole and exclusive remedy for the indemnity obligations of each Indemnifying Holder under this Agreement for Indemnifiable Damages (and not specific performance or other equitable remedies) arising out of, resulting from or in connection with the matters listed in clauses (i) and (ii) of Section 7.2(a) (the “General Cap”), except (i) in the case of Company Fraud, (ii) any failure of any of the representations and warranties made by (A) the Company in Section 2.10 (Intellectual Property), or (B) the Company in any certificate delivered to Acquirer pursuant to this Agreement that are within the scope of those covered by the foregoing Section (collectively, the “IP Representations”) and (iii) any failure of any of the representations and warranties made by (x) the Company in Section 2.1(a) (Organization, Standing, Power and Subsidiaries), Section 2.2 (Capital Structure), Section 2.3 (Authority; Non-Contravention), Section 2.11 (Taxes), Section 2.12 (Employee Benefit Plans and Employee Matters) or Section 2.17 (Transaction Fees), (y) a Company Securityholder in Section 3.1 (Due Organization), Section 3.2 (Ownership of Shares), Section 3.3 (Authority; Binding Nature of Agreement) and Section 3.4 (Non-Contravention; Consents) or (z) the Company in any certificate delivered to Acquirer pursuant to this Agreement that are within the scope of those covered by the foregoing Sections specified in clauses (x) and (y) (collectively, the “Special Representations”) to be true and correct as aforesaid.

(c) In the case of any claims for Indemnifiable Damages arising out of, resulting from or in connection with (A) a breach of the IP Representations or (B) any breach of the Special Representations or the matters listed in clauses (iii) through (viii) of Section 7.2(a) (the matters contemplated by the foregoing clause (B), collectively being, “Special Claims”), after Indemnified Persons have exhausted or made claims upon all amounts of cash held in the Escrow Fund (after taking into account all other claims for indemnification, compensation and reimbursement from the Escrow Fund made by Indemnified Persons), or following the Escrow Release Date, subject to the limitations set forth in this Section 7.4, each Indemnifying Holder shall have Liability for such Indemnifying Holder’s Pro Rata Share of the amount of any Indemnifiable Damages resulting therefrom. Notwithstanding anything to the contrary contained herein, (i) the total Liability of each Indemnifying Holder for any breach of the IP Representations shall be limited to 50% of the portion of the Adjusted Consideration actually received by such Indemnifying Holder pursuant to Section 1.1(d)(i), Section 1.1(d)(ii) and Section 1.1(d)(iii) (inclusive of his, her or its contribution to the Escrow Fund) (the “IP Cap”) and (ii) the total Liability of each Indemnifying Holder for Special Claims and all other Indemnifiable Damages hereunder shall be limited to 100% of the portion of the Adjusted Consideration actually received by such Indemnifying Holder pursuant to Section 1.1(d)(i), Section 1.1(d)(ii) and Section 1.1(d)(iii) (inclusive of his, her or its contribution to the Escrow Fund) (the “Maximum Cap”); provided any limitation of Liability in this Section 7.4(c) shall not apply in the case of fraud or intentional misrepresentation by such Indemnifying Holder or for which such Indemnifying Holder has actual knowledge (“Individual Fraud”), for which such Indemnifying Holder’s liability shall be unlimited.

(d) Notwithstanding anything to the contrary contained herein (other than the limitations set forth in this Section 7.4), the amounts that an Indemnified Person recovers from the Escrow Fund pursuant to Special Claims shall not reduce the amount that an Indemnified Person may recover with respect to claims that are not Special Claims. By way of illustration and not limitation, assuming there are no other claims for indemnification, compensation or reimbursement, in the event that Indemnifiable Damages resulting from a Special Claim are first satisfied from the Escrow Fund and such recovery fully depletes the Escrow Fund, the maximum amount recoverable by an Indemnified Person pursuant to a subsequent claim that is not a Special Claim shall continue to be the full dollar value of the Escrow Fund irrespective of the fact that the Escrow Fund was used to satisfy such Special Claim, such that the amount recoverable for such two claims would be the same regardless of the chronological order in which they were made.

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(e) Notwithstanding anything to the contrary contained herein, (i) no Indemnifying Holder shall have any right of indemnification, compensation, reimbursement, contribution or right of advancement from Acquirer, Subco, the Company or any other Indemnified Person (based upon such Indemnifying Holder’s position as an officer, director, employee or agent of the Company or otherwise) with respect to any Indemnifiable Damages claimed by any Indemnified Person or any right of subrogation against Acquirer, Subco or the Company with respect to any indemnification, compensation or reimbursement of an Indemnified Person by reason of any of the matters set forth in Section 7.2(a), (ii) the rights and remedies of the Indemnified Persons after the Closing shall not be limited by (x) any investigation by or on behalf of, or disclosure to (other than in the Company Disclosure Letter with respect to clauses (i), (ii) and (viii) of Section 7.2(a), subject to any limitations expressly set forth therein), any Indemnified Person at or prior to the Closing regarding any failure, breach or other event or circumstance or (y) any waiver of any condition to the Closing related thereto, (iii) no Indemnified Person will be required to show reliance on any representation, certificate or other agreement in order for such Indemnified Person to be entitled to indemnification hereunder, (iv) if an Indemnified Person’s claim under this Article VII may be properly characterized in multiple ways in accordance with this Article VII such that such claim may or may not be subject to different limitations depending on such characterization, then such Indemnified Person shall have the right to characterize such claim in a manner that maximizes the recovery and time to assert such claim permitted in accordance with this Article VII and (v) no Indemnifying Holder shall be liable for the breach of any covenant of another Indemnifying Holder or any fraud or intentional misrepresentation by or on behalf of any Person other than the Company or such Indemnifying Holder; provided that nothing herein shall limit the Liability of an Indemnifying Holder for any Individual Fraud by such Indemnifying Holder.

(f) Insurance Recovery. The amount of any Indemnifiable Damages for which indemnification is provided under this Article VII shall be net of any amounts actually recovered by the Indemnified Person under insurance policies with respect to such Indemnifiable Damages (net of any costs to recover such insurance payments and the costs of any increased premiums to the extent resulting therefrom); provided, that Acquirer shall only have the obligation to seek insurance recovery to the extent commercially reasonable in light of the circumstances and only with respect to insurance policies obtained by the Company prior to the Closing for which premiums were paid in full prior to the Closing.

(g) One Recovery. The applicable Indemnified Person (or Persons) shall not be entitled to double recovery in respect of any Claims for any indemnification payment pursuant to this Article VII even though they may have resulted from the breach of more than one of the representations, warranties, agreements and covenants made in this Agreement.

(h) Exclusive Remedy. Except for claims of fraud, willful misconduct or intentional misrepresentation, claims for injunctive relief pursuant to equitable law and claims for specific performance as provided in Section 8.10, the Indemnified Persons’ rights of indemnity set forth in this Article VII are the sole and exclusive remedy of the Indemnified Persons for any non-performance, non-fulfilment, misrepresentation, inaccuracy, or incorrectness of any representation, warranty, certification, agreement or covenant given or made by the Company or the Company Securityholders in this Agreement; provided, however, nothing in this Agreement limits the liability of the Company or the Company Securityholders if the Purchase Transaction is not consummated; provided, further, nothing in this Agreement limits the liability of a Company Securityholder pursuant to any Transaction Document other than this Agreement entered into by the such Company Securityholder in his, her or its capacity as a Company Securityholder.

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7.5 Period for Claims. Except as otherwise set forth in this Section 7.5, the period (the “Claims Period”) during which claims may be made (i) against the Escrow Fund for Indemnifiable Damages arising out of, resulting from or in connection with the matters listed in clauses (i) and (ii) of Section 7.2(a) (other than with respect to the IP Representations and any of the Special Representations) shall commence at the Closing and terminate at 11:59 p.m. Pacific time on the Escrow Release Date, (ii) for Indemnifiable Damages arising out of, resulting from or in connection the matters listed in clauses (i) and (ii) of Section 7.2(a) with respect to the IP Representations shall commence at the Closing and terminate at 11:59 p.m. Pacific time on the date that is 36 months following the Closing Date, and (iii) all other matters, including Special Claims, shall commence at the Closing and terminate at 11:59 p.m. Pacific time on (A) in the case of claims for Indemnifiable Damages arising out of, resulting from or in connection with (I) the breach of any of the representations and warranties made by the Company in Section 2.11 (Taxes) to be true and correct as aforesaid or (II) Pre-Closing Taxes, the date that is 60 days following the expiration of the applicable statute of limitations and (B) in all other cases, the date that is 30 days following the expiration of the applicable statute of limitations. Notwithstanding anything to the contrary contained herein, the Claims Period for claims for Indemnifiable Damages arising out of, resulting from or in connection with fraud or intentional misrepresentation shall not be limited.

7.6 Claims.

(a) From time to time during the Claims Period, Acquirer may deliver to the Securityholders’ Agent one or more certificates signed by any officer of Acquirer (each, a “Claim Certificate”):

(i) stating that an Indemnified Person has incurred, paid, reserved or accrued, or in good faith believes that it may incur, pay, reserve or accrue Indemnifiable Damages (or that with respect to any Tax matters, that any Tax Authority may raise such matter in audit of Acquirer or its subsidiaries, that could give rise to Indemnifiable Damages;

(ii) stating the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, paid, reserved or accrued, may be the maximum amount believed by Acquirer in good faith to be incurred, paid, reserved, accrued or demanded by a third party); and

(iii) specifying in reasonable detail (based upon the information then possessed by Acquirer) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related.

(b) Such Claim Certificate (i) shall specify all such information to the knowledge of Acquirer as of the date thereof with respect to the underlying facts and circumstances relating to such Claim Certificate and (ii) may be updated and amended from time to time by Acquirer by delivering any updated or amended Claim Certificate, so long as the delivery of the original Claim Certificate is made within the applicable Claims Period and such update or amendment relates to the underlying facts and circumstances specifically set forth in such original Claims Certificate provided that all claims for Indemnifiable Damages properly set forth in a Claim Certificate or any update or amendment thereto shall remain outstanding until such claims have been resolved or satisfied, notwithstanding the expiration of such Claims Period. No delay in providing such Claim Certificate within the applicable Claims Period, or the provision of any amendment to a Claim Certificate, shall affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) the Securityholders’ Agent or the Indemnifying Holders are materially prejudiced thereby.

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7.7 Resolution of Objections to Claims.

(a) If the Securityholders’ Agent does not contest, by written notice to Acquirer, any claim or claims by Acquirer made in any Claim Certificate within the 30-day period following receipt of the Claim Certificate, then Acquirer shall reclaim an amount of cash from the Escrow Fund having a total value equal to the amount of any Indemnifiable Damages corresponding to such claim or claims as set forth in such Claim Certificate.

(b) If the Securityholders’ Agent objects in writing to any claim or claims by Acquirer made in any Claim Certificate within the 30-day period set forth in Section 7.7(a), Acquirer and the Securityholders’ Agent shall attempt in good faith for 60 days after Acquirer’s receipt of such written objection to resolve such objection. If Acquirer and the Securityholders’ Agent shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both Acquirer and the Securityholders’ Agent. Acquirer shall be entitled to conclusively rely on any such memorandum and Acquirer shall reclaim an amount of cash from the Escrow Fund in accordance with the terms of such memorandum.

(c) If no such agreement can be reached during the 60-day period for good faith negotiation set forth in Section 7.7(b), but in any event upon the expiration of such 60-day period, either Acquirer or the Securityholders’ Agent may bring an arbitration in accordance with the terms of Section 8.11 to resolve the matter. The decision of the arbitrator, which shall include a written factual and legal explanation of such decision) as to the validity and amount of any claim in such Claim Certificate shall be binding and conclusive upon the parties hereto and the Indemnifying Holders, subject to the right of the parties to appeal any errors of law, and Acquirer shall be entitled to act in accordance with such decision and Acquirer shall reclaim an amount of cash from the Escrow Fund in accordance therewith.

(d) Judgment upon any determination of an arbitrator may be entered in any court having jurisdiction. For purposes of this Section 7.7(d), in any arbitration hereunder in which any claim or the amount thereof stated in the Claim Certificate is at issue, each party to such arbitration shall pay its own fees and expenses, including attorneys’ fees and costs, incurred in connection with such arbitration.

(e) Any portion of the Escrow Fund held following the Escrow Release Date with respect to pending but unresolved claims for indemnification that is not awarded to Acquirer upon the resolution of such claims shall be distributed to the Indemnifying Holders (by check or wire transfer to the account instructions set forth in the Spreadsheet) within five Business Days following resolution of such claims and in accordance with each such Indemnifying Holder’s Pro Rata Share of such portion of the Escrow Fund.

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7.8 Securityholders’ Agent.

(a) At the Closing, Fortis Advisors LLC shall be constituted and appointed as the Securityholders’ Agent. The Securityholders’ Agent shall be the exclusive agent and attorney-in-fact for and on behalf of the Indemnifying Holders to: (i) execute, as the Securityholders’ Agent, this Agreement and any agreement or instrument entered into or delivered in connection with the Transactions, (ii) give and receive notices, instructions and communications permitted or required under this Agreement, the Escrow Agreement or any other agreement, document or instrument entered into or executed in connection herewith, for and on behalf of any Indemnifying Holder, to or from Acquirer (on behalf of itself or any other Indemnified Person) relating to this Agreement or any of the Transactions and any other matters contemplated by this Agreement or by such other agreement, document or instrument (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by each Indemnifying Holder individually), (iii) review, negotiate and agree to and authorize Acquirer to reclaim an amount of cash from the Escrow Fund in satisfaction of claims asserted by Acquirer (on behalf of itself or any other Indemnified Person, including by not objecting to such claims) pursuant to this Article VII, (iv) object to such claims pursuant to Section 7.7, (v) consent or agree to, negotiate, enter into, or, if applicable, contest, prosecute or defend, settlements and compromises of, and demand arbitration and comply with Orders of courts and awards of arbitrators with respect to, such claims, resolve any such claims, take any actions in connection with the resolution of any dispute relating hereto or to the Transactions by arbitration, settlement or otherwise, and take or forego any or all actions permitted or required of any Indemnifying Holder or necessary in the judgment of the Securityholders’ Agent for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement, (vi) consult with legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Indemnifying Holders, (vii) consent or agree to any amendment to this Agreement or to waive any terms and conditions of this Agreement providing rights or benefits to the Indemnifying Holders (other than with respect to the payment of the Adjusted Consideration) in accordance with the terms hereof and in the manner provided herein, (viii) pursuant to Section 1.2, review, negotiate, object to, accept or agree to Acquirer’s calculation of Company Net Working Capital and (ix) take all actions necessary or appropriate in the judgment of the Securityholders’ Agent for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. Notwithstanding the foregoing, the Securityholders’ Agent shall have no obligation to act on behalf of the Indemnifying Holders, except as expressly provided herein, in the Escrow Agreement and in the Securityholders’ Agent Engagement Agreement, and for purposes of clarity, there are no obligations of the Securityholders’ Agent in any ancillary agreement, schedule, exhibit or the Company Disclosure Letter. Acquirer, Subco and their respective Affiliates (including after the Closing Date, the Company) shall be entitled to rely on the appointment of Fortis Advisors LLC as the Securityholders’ Agent and treat such Securityholders’ Agent as the duly appointed attorney-in-fact of each Indemnifying Holder and has having the duties, power and authority provided for in this Section 7.8. The Indemnifying Holders shall be bound by all actions taken and documents executed by the Securityholders’ Agent in connection with this Article VII, and Acquirer and other Indemnified Persons shall be entitled to rely exclusively on any action or decision of the Securityholders’ Agent. The Person serving as the Securityholders’ Agent may be removed or replaced from time to time, or if such Person resigns from its position as the Securityholders’ Agent, then a successor may be appointed, by the holders of a majority in interest of the aggregate amount of cash then held in the Escrow Fund (or, in the event that there is no cash then held in the Escrow Fund by the Indemnifying Holders collectively having a Pro Rata Share greater than 50%) upon not less than 30 days’ prior written notice to Acquirer. No bond shall be required of the Securityholders’ Agent. The Securityholders’ Agent shall be entitled to: (i) rely upon the Spreadsheet; (ii) rely upon any signature believed by it to be genuine; and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Indemnifying Holder or other party. The powers, immunities and rights to indemnification granted to the Securityholders’ Agent Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Indemnifying Holder and shall be binding on any successor thereto; and (ii) shall survive the delivery of an assignment by any Indemnifying Holder of the whole or any fraction of his, her or its interest in the Escrow Fund.

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(b) Certain Indemnifying Holders have entered into an engagement agreement (the “Securityholders’ Agent Engagement Agreement”) with the Securityholders’ Agent to provide direction to the Securityholders’ Agent in connection with its services under this Agreement, the Escrow Agreement and the Securityholders’ Agent Engagement Agreement (such Indemnifying Holders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Securityholders’ Agent nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Securityholders’ Agent Group”) shall be liable to any Indemnifying Holder for any act done or omitted hereunder, under the Escrow Agreement or under the Securityholders’ Agent Engagement Agreement as the Securityholders’ Agent while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct. The Indemnifying Holders shall severally but not jointly indemnify the Securityholders’ Agent Group and defend and hold it harmless against any loss, Liability, claim, damage, fee, fine, cost, amount paid in settlement, judgment or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Securityholders’ Agent and arising out of, resulting from or in connection with the acceptance or administration of its duties hereunder, including all reasonable out-of-pocket costs and expenses and legal fees and other legal and skilled professionals’ costs reasonably incurred by the Securityholders’ Agent and in connection with seeking recovery from insurers (collectively, the “Securityholders’ Agent Expenses”). If not paid directly to the Securityholders’ Agent by the Indemnifying Holders, such Securityholders’ Agent Expenses may be recovered by the Securityholders’ Agent first, from the Expense Fund, second, and with the prior written consent of the Advisory Group, from the portion of the Escrow Fund otherwise distributable to the Indemnifying Holders (and not distributed or distributable to an Indemnified Person or subject to a pending indemnification claim of an Indemnified Person) on or after the Escrow Release Date pursuant to the terms hereof, at the time of distribution, and third, directly from the Indemnifying Holders. Any such recovery will be made from the Indemnifying Holders according to their respective Pro Rata Shares of such Securityholders’ Agent Expenses. The Indemnifying Holders acknowledge that the Securityholders’ Agent shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement or the transactions contemplated hereby or thereby. Furthermore, the Securityholders’ Agent shall not be required to take any action unless the Securityholders’ Agent has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Securityholders’ Agent against the costs, expenses and liabilities which may be incurred by the Securityholders’ Agent in performing such actions. The immunities and rights to indemnification shall survive the resignation or removal of the Securityholders’ Agent or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement.

(c) After the Closing, any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Securityholders’ Agent that is within the scope of the Securityholders’ Agent’s authority under Section 7.8(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Indemnifying Holders and shall be final, binding and conclusive upon each such Indemnifying Holder and such Indemnifying Holder’s successors as if expressly confirmed and ratified in writing by such Indemnifying Holder, and all defenses which may be available to any Indemnifying Holder to contest, negate or disaffirm the action of the Securityholders’ Agent taken in good faith under this Agreement, the Escrow Agreement or the Securityholders’ Agent Engagement Agreement are waived. Each Indemnified Person shall be entitled to rely exclusively upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Indemnifying Holder. Acquirer, Subco, the Company (from and after the Closing Date) and the Indemnified Persons are hereby relieved from any Liability to any Person for any acts done by them in accordance with such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Securityholders’ Agent.

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7.9 Third-Party Claims. In the event that Acquirer becomes aware of a claim by a third party (a “Third-Party Claim”) that Acquirer in good faith believes may result in a claim for Indemnifiable Damages by or on behalf of an Indemnified Person, Acquirer shall have the right in its sole discretion to conduct the defense of and to settle or resolve such Third-Party Claim (and the costs and expenses incurred by Acquirer or its Affiliates in connection with defense, enforcement, settlement or resolution (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Indemnifiable Damages for which Acquirer shall be entitled to receive indemnification pursuant to a claim made hereunder, and such costs and expenses shall constitute Indemnifiable Damages subject to indemnification under Section 7.2 regardless of whether it is ultimately determined that such Third-Party Claim arose out of, resulted from or was in connection with a matter listed in Section 7.2). The Securityholders’ Agent shall have the right to receive copies of all pleadings, notices and communications with respect to such Third-Party Claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Person, subject to execution by the Securityholders’ Agent of Acquirer’s (and, if required, such third party’s) standard non-disclosure agreement to the extent that such materials contain confidential or propriety information. However, Acquirer shall have the right in its sole discretion to determine and conduct the defense of any Third-Party Claim and the settlement, adjustment or compromise of such Third-Party Claim; provided that any settlement, adjustment or compromise of such Third-Party Claim shall not limit the ability of the Securityholders’ Agent from disputing any claim for indemnification under Section 7.2 except as otherwise expressly set forth in this Section 7.9). Unless otherwise consented to in writing in advance by Acquirer in its sole discretion, the Securityholders’ Agent and its Affiliates may not participate in any Third-Party Claim or any action related to such Third-Party Claim (including any discussions or negotiations in connection with the settlement, adjustment or compromise thereof). In the event that the Securityholders’ Agent has consented to the amount of any settlement or resolution by Acquirer of any such claim (which consent shall not be unreasonably withheld, conditioned or delayed), or if the Securityholders’ Agent shall have been determined pursuant to Section 8.11 to have unreasonably withheld, conditioned or delayed its consent to the amount of any such settlement or resolution, neither the Securityholders’ Agent nor any Indemnifying Holder shall have any power or authority to object under this Article VII to the amount of any claim by or on behalf of any Indemnified Person against the Escrow Fund for indemnity with respect to such settlement or resolution.

7.10 Treatment of Indemnification Payments. Acquirer, the Securityholders’ Agent and the Indemnifying Holders agree to treat (and cause their respective Affiliates to treat) any payment received by the Indemnified Persons pursuant to this Article VII as adjustments to the Adjusted Consideration for all Tax purposes to the maximum extent permitted by Applicable Law.

ARTICLE VIII
General Provisions

8.1 Survival of Representations, Warranties and Covenants. The representations and warranties made by the Company herein, in the Company Disclosure Letter (including any exhibit to or schedule of the Company Disclosure Letter), and in the other certificates contemplated by this Agreement shall survive the Closing and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties hereto, until the date that is 18 months following the Closing Date; provided that, regardless of any investigation or disclosure made by or on behalf of any of the parties hereto, (a) the IP Representations shall remain operative and in full force and effect until the date that is 36 months following the Closing Date and (b) the Special Representations will remain operative and in full force and effect until the expiration of the applicable statute of limitations for claims against the Indemnifying Holders that seek recovery of Indemnifiable Damages arising out of, resulting from or in connection with an inaccuracy in such representations or warranties; provided, further, that (x) no right to indemnification pursuant to Article VII in respect of any claim that is set forth in a Claim Certificate delivered to the Securityholders’ Agent on or prior to the expiration of such representations and warranties shall be affected by such expiration and (y) such expiration shall not affect the rights of any Indemnified Person under Article VII or otherwise to seek recovery of Indemnifiable Damages arising out of, resulting from or in connection with Company Fraud or Individual Fraud until the expiration of the applicable statute of limitations. If the Purchase Transaction is consummated, the representations and warranties made by Acquirer herein and in the other certificates contemplated by this Agreement shall expire and be of no further force or effect as of the Closing. If the Purchase Transaction is consummated, all covenants, agreements and obligations of the parties hereto shall expire and be of no further force or effect as of the Closing, except to the extent such covenants, agreements and obligations provide that they are to be performed after the Closing; provided that no right to indemnification pursuant to Article VII in respect of any claim based upon any breach of a covenant, agreement or obligation shall be affected by the expiration of such covenant, agreement or obligation.

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8.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via electronic mail (with confirmation of receipt, not to be withheld) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice); provided, that with respect to notices delivered to the Securityholders’ Agent, such notices must be delivered solely via facsimile or via electronic mail:

(i)	if to Acquirer or Subco, to:

Yelp Inc.
140 New Montgomery, 9th Floor
San Francisco, CA 94105
Attention: Laurence Wilson, General Counsel
Facsimile No.: (415) 908-3833
Email:

with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP
1000 Marsh Road
Menlo Park, CA 94025
Attention: Mark W. Seneca
Facsimile No.: (650) 614-7401
Telephone No.: (650) 614-7400
Email: mseneca@orrick.com

(ii)	if to the Company, to:

Turnstyle Analytics Inc.
76 Stafford Street, Unit 200
Toronto, Ontario M6J 2S1
Attention: President
Telephone No.: (877) 452-7180
Email:

with a copy (which shall not constitute notice) to:

Osler, Hoskin & Harcourt LLP
Box 50, 1 First Canadian Place
Toronto, Ontario M5X 1B8
Attention: Chad Bayne
Facsimile No.: (416) 862-6666
Telephone No.: (416) 862-4708
Email: cbayne@osler.com

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(iii)	If to the Securityholders’ Agent or any Company Securityholder, to:

Fortis Advisors LLC
Attention: Notice Department
Facsimile No.: (858) 408-1843
Email: notices@fortisrep.com

with a copy (which shall not constitute notice) to:

Osler, Hoskin & Harcourt LLP
Box 50, 1 First Canadian Place
Toronto, Ontario M5X 1B8
Attention: Chad Bayne
Facsimile No.: (416) 862-6666
Telephone No.: (416) 862-4708
Email: cbayne@osler.com

Any notice given as specified in this Section 8.2 (i) if delivered personally or sent by electronic transmission shall conclusively deemed to have been given or served at the time of dispatch if sent or delivered on a Business Day or, if not sent or delivered on a Business Day, on the next following Business Day and (ii) if sent by commercial delivery service or mailed by registered or certified mail (return receipt requested) shall conclusively be deemed to have been received on the third Business Day after the post of the same.

8.3 Interpretation. When a reference is made herein to Articles, Sections, subsections, Schedules or Exhibits, such reference shall be to an Article, Section or subsection of, or a Schedule or an Exhibit to this Agreement unless otherwise indicated. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Where a reference is made to a Contract, instrument or Applicable Law, such reference is to such Contract, instrument or Applicable Law as amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Applicable Law) by succession of comparable successor law and references to all attachments thereto and instruments incorporated therein. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender and neutral forms of such words, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement, (iv) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection, (v) references to any Person include the successors and permitted assigns of such Person, (vi) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively, (vii) the phrases “provided to” and “delivered to” and phrases of similar import mean that a true, correct and complete paper or electronic copy of the information or material referred to has been delivered to the party to whom such information or material is to be provided and (viii) the phrase “made available to” and phrases of similar import means, with respect to any information, document or other material of Acquirer or the Company, that such information, document or material was made available for review and properly indexed by the Company or Acquirer, respectively, and its Representatives in the virtual data room established by Acquirer or the Company, respectively, in connection with this Agreement at least 48 hours prior to the execution of this Agreement or actually delivered (whether by physical or electronic delivery) to the Company or Acquirer, respectively, or its Representatives at least 48 hours prior to the execution of this Agreement. The symbol “$” refers to United States Dollars. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Any action otherwise required to be taken on a day that is not a Business Day shall instead be taken on the next succeeding Business Day, and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the tenth decimal place, except in respect of payments, which shall be rounded to the nearest whole United States cent.

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8.4 Amendment. Subject to Applicable Law, the parties hereto may amend this Agreement by authorized action at any time pursuant to an instrument in writing signed on behalf of each of the parties hereto. To the extent permitted by Applicable Law, Acquirer and the Securityholders’ Agent may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Acquirer and the Securityholders’ Agent.

8.5 Extension; Waiver. At any time at or prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto owed to such party, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive any breaches of any of the covenants, agreements, obligations or conditions for the benefit of such party contained herein. At any time after the Closing, Acquirer and the Securityholders’ Agent may, to the extent legally allowed, (A) extend the time for the performance of any of the obligations of the other owed to such party, (B) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (C) waive any breaches of any of the covenants, agreements, obligations or conditions for the benefit of such party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing that is (I) prior to the Closing with respect to the Company and/or the Company Securityholders, signed by the Company, (II) after the Closing with respect to the Indemnifying Holders and/or the Securityholders’ Agent, signed by the Securityholders’ Agent and (III) with respect to Acquirer and/or Subco, signed by Acquirer. Without limiting the generality or effect of the preceding sentence, no failure to exercise or delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision herein.

8.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood and agreed that all parties hereto need not sign the same counterpart. The delivery by facsimile or by electronic delivery in PDF format of this Agreement with all executed signature pages (in counterparts or otherwise) shall be sufficient to bind the parties hereto to the terms and conditions set forth herein. All of the counterparts will together constitute one and the same instrument and each counterpart will constitute an original of this Agreement.

8.7 Entire Agreement; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, the Schedules, including the Company Disclosure Letter, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms and (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that Article VII is intended to benefit the Indemnified Persons).

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8.8 Assignment. Neither this Agreement nor any of the rights and obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Acquirer and/or Subco may assign its rights and delegate its obligations under this Agreement to any direct or indirect wholly owned subsidiary of Acquirer without the prior consent of any other party hereto; provided that notwithstanding any such assignment, Acquirer and/or Subco, as applicable, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

8.9 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.10 Remedies Cumulative; Injunctive Relief. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing herein shall be deemed a waiver by any party hereto of any right to specific performance or injunctive relief. It is accordingly agreed, notwithstanding Sections 7.4(b) and 7.4(h), the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereto hereby waive the requirement of any posting of a bond in connection with the remedies described herein.

8.11 Arbitration; Submission to Jurisdiction; Consent to Service of Process.

(a) EXCEPT FOR CLAIMS REGARDING EITHER ACQUIRER’S OR THE COMPANY’S INTELLECTUAL PROPERTY RIGHTS AND CONFIDENTIAL INFORMATION, TO WHICH THIS SECTION WILL NOT APPLY, IN THE EVENT THAT A RESOLUTION IS NOT REACHED AMONG THE PARTIES HERETO WITHIN 60 DAYS AFTER WRITTEN NOTICE OF A DISPUTE, THE DISPUTE SHALL BE FINALLY SETTLED BY BINDING ARBITRATION IN SAN FRANCISCO, CALIFORNIA. SUCH ARBITRATION SHALL BE CONDUCTED IN ENGLISH IN ACCORDANCE WITH THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION BY ONE ARBITRATOR APPOINTED IN ACCORDANCE WITH SUCH RULES. THE ARBITRATOR SHALL ALLOW SUCH DISCOVERY AS IS APPROPRIATE TO THE PURPOSES OF ARBITRATION IN ACCOMPLISHING A FAIR, SPEEDY AND COST-EFFECTIVE RESOLUTION OF THE DISPUTE. THE ARBITRATOR SHALL REFERENCE THE FEDERAL RULES OF CIVIL PROCEDURE THEN IN EFFECT IN SETTING THE SCOPE AND TIMING OF DISCOVERY. THE AWARD OF ARBITRATION, WHICH SHALL BE SET FORTH IN A WRITTEN FACTUAL AND LEGAL EXPLANATION, SHALL BE FINAL AND BINDING UPON THE PARTIES HERETO, SUBJECT TO THE RIGHT OF THE PARTIES TO SUCH ARBITRATION TO APPEAL ANY ERRORS OF LAW. EACH PARTY TO AN ARBITRATION SHALL BEAR ITS OWN COSTS, FEES AND EXPENSES RELATED TO THE ARBITRATION, INCLUDING FEES AND EXPENSES OF ATTORNEYS, ACCOUNTANTS AND OTHER PROFESSIONALS INCURRED BY SUCH PARTY. JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.

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(b) Subject to the foregoing, the parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of California and the Federal courts of the United States of America located in the State of California, the place where this Agreement was entered and is to be performed, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to herein, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a California State or Federal court. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.2 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in the County of Santa Clara, California. A party hereto may apply either to a court of competent jurisdiction or to an arbitrator, if one has been appointed, for prejudgment remedies and emergency relief pending final determination of a claim pursuant to this Section 8.11. The appointment of an arbitrator does not preclude a party hereto from seeking prejudgment remedies and emergency relief from a court of competent jurisdiction.

8.12 Exchange Rate. For purposes of calculating any amounts denominated in non-United States Dollar currencies hereunder, such currencies shall be converted into United States Dollars based on the daily exchange rate, as posted by the Bank of Canada, on the date that is one Business Day prior to the Closing Date.

8.13 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law that would refer a matter to a different jurisdiction.

8.14 Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

8.15 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[Signature Pages Follow]

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IN WITNESS WHEREOF, Acquirer, Subco, the Company, the Securityholders’ Agent and the Company Securityholders have caused this Share Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

Yelp Inc.

By:	/s/ Jeremy Stoppelman
Name: Jeremy Stoppelman
Title: Chief Executive Officer

[Signature Page to Share Purchase Agreement]

10036773 Canada Inc.

By:	/s/ Laurence Wilson
Name: Laurence Wilson
Title: President

[Signature Page to Share Purchase Agreement]

Turnstyle Analytics Inc.

By:	/s/ Devon Wright
Name: Devon Wright
Title: President

[Signature Page to Share Purchase Agreement]

Fortis Advisors LLC, as the Securityholders’ Agent

By:	/s/ Rick Fink
Name: Rick Fink
Title: CEO & Managing Director

[Signature Page to Share Purchase Agreement]

Company Securityholders 0904245 B.C. Ltd.

By:	/s/ Vishal Sharma
Name: Vishal Sharma
Title: Authorized Signatory

[Signature Page to Share Purchase Agreement]

/s/ Darryl Bellwood
Darryl Bellwood

[Signature Page to Share Purchase Agreement]

/s/ Dale Abrams
Dale Abrams

[Signature Page to Share Purchase Agreement]

/s/ Lee Berger
Lee Berger

[Signature Page to Share Purchase Agreement]

/s/ Nicholas Chepesiuk
Nicholas Chepesiuk

[Signature Page to Share Purchase Agreement]

10110051 Canada Inc.

By:	/s/ Matt Cohen
Name: Matt Cohen
Title: Sole Shareholder

[Signature Page to Share Purchase Agreement]

/s/ Ryan Cohen
Ryan Cohen

[Signature Page to Share Purchase Agreement]

Daylan Holdings Inc.

By:	/s/ Danny Dimeo
Name: Danny Dimeo
Title: President

[Signature Page to Share Purchase Agreement]

/s/ Anthony Jason Falovo
Anthony Jason Falovo

[Signature Page to Share Purchase Agreement]

/s/ Jeff Fields
Jeff Fields

[Signature Page to Share Purchase Agreement]

/s/ Ryan Freeman
Ryan Freeman

[Signature Page to Share Purchase Agreement]

/s/ Justin Gifford
Justin Gifford

[Signature Page to Share Purchase Agreement]

/s/ Jason Michael Goldlist
Jason Michael Goldlist

[Signature Page to Share Purchase Agreement]

Highland Capital Advisors Inc.

By:	/s/ Andrew Farncomb
Name: Andrew Farncomb
Title: President

[Signature Page to Share Purchase Agreement]

/s/ Ben Hunter
Ben Hunter

[Signature Page to Share Purchase Agreement]

/s/ Matthew Hunter
Matthew Hunter

[Signature Page to Share Purchase Agreement]

Isymax Corp.

By:	/s/ Murray Miller
Name: Murray Miller
Title: President

[Signature Page to Share Purchase Agreement]

/s/ Calvin Jung
Calvin Jung

[Signature Page to Share Purchase Agreement]

/s/ Paul Jelec
Paul Jelec

[Signature Page to Share Purchase Agreement]

/s/ Alex Johnson
Alex Johnson

[Signature Page to Share Purchase Agreement]

JOLT Fund, L.P.

By:	/s/ Kerri Golden
Name: Kerri Golden
Title: Vice President

By:	/s/ Grace Lee Reynolds
Name: Grace Lee Reynolds
Title: CFO

[Signature Page to Share Purchase Agreement]

/s/ Peter Juretic
Peter Juretic

[Signature Page to Share Purchase Agreement]

/s/ Paul Kalia
Paul Kalia

[Signature Page to Share Purchase Agreement]

/s/ Jongyun Kang
Jongyun Kang

[Signature Page to Share Purchase Agreement]

/s/ Ben Kizemchuk Jr.
Ben Kizemchuk Jr.

[Signature Page to Share Purchase Agreement]

/s/ Ben Kizemchuk Sr.
Ben Kizemchuk Sr.

[Signature Page to Share Purchase Agreement]

/s/ Kristine Kizemchuk
Kristine Kizemchuk

[Signature Page to Share Purchase Agreement]

Levine Consulting Services Inc.

By:	/s/ Alan Levine
Name: Alan Levine
Title: President

[Signature Page to Share Purchase Agreement]

Levine Management Services Ltd.

By:	/s/ Alan Levine
Name: Alan Levine
Title: President

[Signature Page to Share Purchase Agreement]

/s/ David MacDonald
David MacDonald

[Signature Page to Share Purchase Agreement]

/s/ Harrison Milborne
Harrison Milborne

[Signature Page to Share Purchase Agreement]

/s/ Devon Montemurro
Devon Montemurro

[Signature Page to Share Purchase Agreement]

/s/ Dominic Montemurro
Dominic Montemurro

[Signature Page to Share Purchase Agreement]

/s/ Matthew Montemurro
Matthew Montemurro

[Signature Page to Share Purchase Agreement]

/s/ Victor Mudge
Victor Mudge

[Signature Page to Share Purchase Agreement]

/s/ Drummond Munro
Drummond Munro

[Signature Page to Share Purchase Agreement]

/s/ Rubin Osten
Rubin Osten

[Signature Page to Share Purchase Agreement]

/s/ Sam Reitman
Sam Reitman

[Signature Page to Share Purchase Agreement]

Rio Industrial Inc.

By:	/s/ Donald G. Jewell
Name: Donald G. Jewell
Title: COO/Director

[Signature Page to Share Purchase Agreement]

Roper Capital Corporation

By:	/s/ Bryden Richardson
Name: Bryden Richardson
Title: Managing Director

[Signature Page to Share Purchase Agreement]

/s/ Colin Salter
Colin Salter

[Signature Page to Share Purchase Agreement]

/s/ Nav Sangha
Nav Sangha

[Signature Page to Share Purchase Agreement]

Scotco Software Solutions Inc.

By:	/s/ Blair Taylor
Name: Blair Taylor
Title: President

[Signature Page to Share Purchase Agreement]

/s/ Kunal Sharma
Kunal Sharma

[Signature Page to Share Purchase Agreement]

Six Squared Capital Corporation

By:	/s/ Jeremy Greven
Name: Jeremy Greven
Title: Director

[Signature Page to Share Purchase Agreement]

/s/ Jane Skinner
Jane Skinner

[Signature Page to Share Purchase Agreement]

/s/ Shael Soberano
Shael Soberano

[Signature Page to Share Purchase Agreement]

/s/ Andrew Spergel
Andrew Spergel

[Signature Page to Share Purchase Agreement]

/s/ Ryan Tevel
Ryan Tevel

[Signature Page to Share Purchase Agreement]

The Garbe Family Trust

By:	/s/ Michael Garbe
Name: Michael Garbe
Title: Trustee

[Signature Page to Share Purchase Agreement]

/s/ Rick Tomulka
Rick Tomulka

[Signature Page to Share Purchase Agreement]

Vertex One Asset Management Inc.

By:	/s/ John Thiessen
Name: John Thiessen
Title: Director

[Signature Page to Share Purchase Agreement]

/s/ David Askin
David Askin

[Signature Page to Share Purchase Agreement]

/s/ Paul Balenzano
Paul Balenzano

[Signature Page to Share Purchase Agreement]

/s/ Mike Cleghorn
Mike Cleghorn

[Signature Page to Share Purchase Agreement]

/s/ Alex Cremonese
Alex Cremonese

[Signature Page to Share Purchase Agreement]

/s/ Andrew Faric
Andrew Faric

[Signature Page to Share Purchase Agreement]

/s/ Bennett Fitzgibbon
Bennett Fitzgibbon

[Signature Page to Share Purchase Agreement]

/s/ Chris Gilpin
Chris Gilpin

[Signature Page to Share Purchase Agreement]

/s/ Nick Harrison
Nick Harrison

[Signature Page to Share Purchase Agreement]

/s/ Cody Hicks
Cody Hicks

[Signature Page to Share Purchase Agreement]

/s/ Sam Hillman
Sam Hillman

[Signature Page to Share Purchase Agreement]

/s/ Wyatt Hnatiw
Wyatt Hnatiw

[Signature Page to Share Purchase Agreement]

/s/ Colin D. Jang
Colin D. Jang

[Signature Page to Share Purchase Agreement]

/s/ Don Jewell
Don Jewell

[Signature Page to Share Purchase Agreement]

/s/ Vikram Kalia
Vikram Kalia

[Signature Page to Share Purchase Agreement]

/s/ Nicholas Kenny
Nicholas Kenny

[Signature Page to Share Purchase Agreement]

/s/ Mikenna Lane
Mikenna Lane

[Signature Page to Share Purchase Agreement]

/s/ Matthew Leibowitz
Matthew Leibowitz

[Signature Page to Share Purchase Agreement]

/s/ Gerry McGovern
Gerry McGovern

[Signature Page to Share Purchase Agreement]

/s/ Juan Merodio
Juan Merodio

[Signature Page to Share Purchase Agreement]

/s/ Matthew Mihok
Matthew Mihok

[Signature Page to Share Purchase Agreement]

/s/ Jordan Nahmias
Jordan Nahmias

[Signature Page to Share Purchase Agreement]

/s/ Minh Hai Nguyen
Minh Hai Nguyen

[Signature Page to Share Purchase Agreement]

/s/ Evert Pot
Evert Pot

[Signature Page to Share Purchase Agreement]

/s/ Merrick Read
Merrick Read

[Signature Page to Share Purchase Agreement]

/s/ Liam Saunders
Liam Saunders

[Signature Page to Share Purchase Agreement]

/s/ Brendan Schouwerwou
Brendan Schouwerwou

[Signature Page to Share Purchase Agreement]

/s/ Phil Schwyter
Phil Schwyter

[Signature Page to Share Purchase Agreement]

/s/ Dan Seligman
Dan Seligman

[Signature Page to Share Purchase Agreement]

/s/ Paige Taylor
Paige Taylor

[Signature Page to Share Purchase Agreement]

/s/ Kyle Ungerman
Kyle Ungerman

[Signature Page to Share Purchase Agreement]

/s/ Ashton Vaz
Ashton Vaz

[Signature Page to Share Purchase Agreement]

/s/ Devon Wright
Devon Wright

[Signature Page to Share Purchase Agreement]

/s/ Peiqi Zhu
Peiqi Zhu

[Signature Page to Share Purchase Agreement]

500 Startups IV, L.P.
for itself and as nominee for
certain other individuals and entities

By: 500 Startups IV, L.L.C.
its General Partner

By:	/s/ Christine Tsai
Name: Christine Tsai
Title: Managing Member

[Signature Page to Share Purchase Agreement]

EXHIBIT A

DEFINITIONS

As used herein, the following terms shall have the meanings indicated below:

“500 Startups Debenture Purchase Price” means CDN$635,650.00.

“Additional Employees” means employees of the Company, other than the Key Employees, who are employed as of the Closing.

“Adjusted Consideration” means (A) the Base Consideration plus (B) the Aggregate Exercise Price plus (C) the Closing Net Working Capital Excess, if any, minus (D) the Closing Net Working Capital Shortfall, if any, minus (E) the Unpaid Transaction Expenses.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person, including any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person, in each case as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by Contract or otherwise.

“Aggregate Exercise Price” means the sum of the exercise prices of all Vested Company Options outstanding as of immediately prior to the Closing.

“Anti-Corruption Law” means any Applicable Law relating to anti-bribery or anti-corruption (governmental or commercial), including the Corruption of Foreign Public Officials Act (Canada), the Special Economic Measures Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada) and the Foreign Corrupt Practices Act of 1977, each as amended, and any other Applicable Law that prohibits the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Person, including any Government Official.

“Applicable Law” means, with respect to any Person, any federal, state, provincial, foreign, local, municipal or other law, statute, constitution, legislation, principle of common law, resolution, ordinance, code, edict, decree, rule, directive, license, permit, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any Orders applicable to such Person or such Person’s Affiliates or to any of their respective assets, properties or businesses.

“Base Consideration” means $20,600,000 in cash.

“Business” means the business of the Company as currently conducted and as currently proposed to be conducted by the Company.

“Business Day” means any day (i) other than Saturday or Sunday or (ii) a statutory holiday in Toronto, Ontario or San Francisco, California.

“Closing Net Working Capital Excess” means the amount, if any, by which the Company Net Working Capital as set forth in the Company Closing Financial Certificate exceeds the Closing Net Working Capital Target.

“Closing Net Working Capital Shortfall” means the amount, if any, by which the Closing Net Working Capital Target exceeds Company Net Working Capital as set forth in the Company Closing Financial Certificate.

“Closing Net Working Capital Target” means $0.

“Company Closing Financial Certificate” means a certificate executed by a duly appointed officer of the Company dated as of the Closing Date, certifying, as of the Closing, the Company’s good faith estimate of the amount of (i) Company Net Working Capital (including (A) the Company’s balance sheet as of the Closing prepared on a consistent basis with the Company Balance Sheet, (B) an itemized list of each Company Debt with a description of the nature of such Company Debt and the Person to whom such Company Debt is owed, (C) an itemized list of each element of the Company’s current assets and (D) an itemized list of each element of the Company’s total current liabilities) and (ii) Unpaid Transaction Expenses.

“Company Debentures” means the Unsecured Convertible Debentures between the Company and the Debenture Holders.

“Company Debt” means indebtedness of the Company for money borrowed, including any prepayment or other penalties payable in connection with the repayment of such indebtedness at the Closing (excluding the Company Debentures and the 500 Startups Debenture).

“Company Net Working Capital” means (i) the Company’s total current assets as of the Closing (as defined by and determined in accordance with GAAP as applied in the Company Balance Sheet) less (ii) the Company’s total current liabilities as of the Closing (as defined by and determined in accordance with GAAP as applied in the Company Balance Sheet). For purposes of calculating Company Net Working Capital, the Company’s current assets shall (regardless of whether they would be treated as a current asset under GAAP as applied in the Company Balance Sheet) exclude deferred Tax assets and include the Estimated SRED Credit. For purposes of calculating Company Net Working Capital, the Company’s current liabilities shall (regardless of whether they would be treated as a current liability under GAAP as applied in the Company Balance Sheet) (A) include, without duplication, (I) all Company Debt, (II) all Pre-Closing Taxes, Taxes described in Section 1.4, and any other Liabilities of the Company and its Subsidiaries for Taxes as of the Closing (including, for clarity, payroll taxes or other Taxes arising in connection with any payment required pursuant to, or arising as a result of, this Agreement or the Transactions), whether or not such Liabilities for Taxes would be then due and payable and (III) all Liabilities for vacation, paid time off and performance or other bonuses accrued by or for the Company’s employees as of the Closing and (B) exclude all Liabilities for Unpaid Transaction Expenses.

“Company Non-Voting Common Shares” means the Non-Voting Common Shares in the capital of the Company.

“Company Option Plan” means the Company’s equity incentive plan dated December 19, 2013.

“Company Options” means options to purchase Company Shares.

“Company Securityholders” means, collectively: (i) the Shareholders; (ii) the Vested Option Holders; and (iii) 500 Startups, in each case as of immediately prior to the Closing.

“Company Shares” means, collectively, the Company Voting Common Shares and the Company Non-Voting Common Shares.

“Company Transaction Documents” means this Agreement and each other Transaction Document to which the Company is or will be a party.

“Company Voting Common Shares” means the Voting Common Shares in the capital of the Company.

“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, subleases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders) as of the Closing Date, including all amendments, supplements, exhibits and schedules thereto.

“Encumbrance” means, with respect to any asset, any mortgage, easement, encroachment, equitable interest, right of way, deed of trust, lien (statutory or other), pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, community property interest, adverse claim of title, ownership or right to use, right of first refusal, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset and (iv) the possession, exercise or transfer of any other attribute of ownership of any asset).

“Environmental, Health and Safety Requirements” means all Applicable Law concerning or relating to worker/occupational health and safety, or pollution or protection of the environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control or other action or failure to act involving cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now in effect.

“Equity Interests” means, with respect to any Person, any shares in the capital of, or other ownership, membership, partnership, joint venture or equity interest in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right or entitlement to acquire any such shares in the capital of such Person or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested.

“Estimated SRED Credit” means, for purposes of the Closing, CDN$216,000, being the SRED Credit in the amount of CDN$270,000 less 20%, being the cost and expense of preparing and filing the Tax Return claiming the SRED Credit.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fully-Diluted Shares” means the sum, without duplication, of (i) the aggregate number of Company Shares that are issued and outstanding immediately prior to the Closing (including the Debenture Conversion Shares, but excluding, for certainty, any Company Shares which might otherwise be issuable on the conversion of the 500 Startups Debenture), (ii) the aggregate number of Company Shares that are issuable upon the exercise of Vested Company Options or other direct or indirect rights to acquire Company Shares that are issued and outstanding immediately prior to the Closing, (iii) the aggregate number of Company Shares that would be issuable upon the conversion of any convertible securities of the Company (other than the Company Debentures and the 500 Startups Debenture) outstanding immediately prior to the Closing and (iv) the aggregate number of Company Shares purchasable under or otherwise subject to any rights (other than Company Options) to acquire Company Shares (whether or not immediately exercisable) outstanding immediately prior to the Closing.

“GAAP” means Canadian generally accepted accounting principles, other than for purposes of Section 1.2 and the related defined terms in this Agreement, where it means United States generally accepted accounting principles.

“Government Official” means (i) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (ii) any political party, political party official or candidate for political office, (iii) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, a company, business, enterprise or other entity owned, in whole or in part, or controlled by any Governmental Entity or (iv) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, a public international organization.

“Governmental Entity” means: (i) any governmental or public department, central bank, court, minister, governor-in-council, cabinet, commission, tribunal, board, bureau, agency, commissioner or instrumentality, whether international, multinational, national, federal, provincial, state, county, municipal, local, or other; (ii) any subdivision or authority of any of the above; (iii) any stock exchange; and (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

“Group” has the meaning ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations thereunder and related case law.

“Indemnifying Holders” means the Company Securityholders.

“IRS” means the United States Internal Revenue Service.

“Key Employees” means Devon Wright, Chris Gilpin, Liam Saunders, Ryan Freeman and Nick Kenny.

“knowledge” means, with respect to the Company, the actual knowledge of each of the Key Employees and the knowledge that they would have obtained if they had made reasonable inquiry of such Key Employee’s direct subordinates or reports or such other employees of the Company who would reasonably be expected to have knowledge of the matter in question.

“Legal Proceeding” means any private or governmental action, inquiry, claim, counterclaim, proceeding, suit, hearing, litigation, audit or investigation, in each case whether civil, criminal, administrative, judicial or investigative, or any appeal therefrom.

“Liabilities” (and, with correlative meaning, “Liability”) means all debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, liquidated or unliquidated, asserted or unasserted, known or unknown, whenever or however arising, including those arising under Applicable Law or any Legal Proceeding or Order of a Governmental Entity and those arising under any Contract, regardless of whether such debt, liability, commitment or obligation would be required to be reflected on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto.

“Material Adverse Effect” with respect to any Person means any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether such Effect constitutes an inaccuracy in the representations or warranties made by, or a breach of the covenants, agreements or obligations of, such Person herein, (i) is, or would reasonably be likely to be or become, materially adverse in relation to the condition (financial or otherwise), assets (including intangible assets), Liabilities, business, capitalization, employees, operations or results of operations of such Person and its subsidiaries, taken as a whole, except to the extent that any such Effect directly results from: (A) changes in general economic conditions (provided that such changes do not affect such Person disproportionately as compared to such Person’s competitors), (B) changes affecting the industry generally in which such Person operates (provided that such changes do not affect such Person disproportionately as compared to such Person’s competitors), (C) changes in Applicable Law and GAAP (provided that such changes do not affect such Person disproportionately as compared to such Person’s competitors), or (D) actions taken at the prior written request of Acquirer or Subco (provided the Company complies fully and within the limits of such request) or (ii) adversely affects, or would reasonably be likely to adversely affect, such Person’s ability to perform or comply with the covenants, agreements or obligations of such Person herein or to consummate the Transactions in accordance with this Agreement and Applicable Law.

“Net SRED Credit” means 80% of the SRED Credit.

“Optionholders” means (i) with respect to any time before the Closing, collectively, the holders of record of Company Options outstanding as of such time and (ii) with respect to any time at or after the Closing, collectively, the holders of record of Company Options outstanding as of immediately prior to the Closing.

“Order” means any judgment, writ, decree, stipulation, determination, decision, award, rule, preliminary or permanent injunction, temporary restraining order or other order.

“Per Share Consideration” means the amount determined by dividing (A) the Adjusted Consideration, minus the 500 Startups Debenture Purchase Price by (B) the Fully-Diluted Shares.

“Permitted Encumbrances” means: (i) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established, (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law, (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, (v) liens in favor of customs and revenue authorities arising as a matter of Applicable Law to secure payments of customs duties in connection with the importation of goods and (vi) non-exclusive object code licenses of software by the Company in the ordinary course of business consistent with past practice on its standard unmodified form of end user agreement (a copy of which has been made available to Acquirer).

“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, limited liability partnership, trust, estate, proprietorship, joint venture, business organization or Governmental Entity.

“Pre-Closing Taxes” means any (i) Taxes of the Company and its Subsidiaries for a Taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) any Taxes of any other Person for which the Company or any of its Subsidiaries are liable if the agreement, event or occurrence giving rise to such Liability occurred on or before the Closing Date and (iii) any Taxes resulting from the conversion of the Company Debentures or the Debenture Purchase (including, for the avoidance of doubt, any withholding Taxes). For clarity, Pre-Closing Taxes includes any payroll taxes or other Taxes of the Company and its Subsidiaries arising in connection with any payment required pursuant to, or arising as a result of, this Agreement or the Transactions, whether or not such Taxes are due and payable as of the Closing Date, and includes the reduction or repayment of any refunds or credits in respect of Taxes received by the Company or any of its Subsidiaries prior to the Closing. In the case of any Taxes of the Company or any of its Subsidiaries that are payable for a Taxable period that includes (but does not end on) the Closing Date, such Taxes shall (i) in the case of property, ad valorem or other Taxes that accrue based upon the passage of time, be deemed to be Pre-Closing Taxes in an amount equal to the amount of such Taxes for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Taxable period through and including the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (ii) in the case of any other Taxes, be deemed to be Pre-Closing Taxes in an amount equal to the amount of Taxes that would be payable if the relevant Taxable period ended on the Closing Date.

“Pro Rata Share” means, with respect to a particular Indemnifying Holder, a fraction, the numerator of which is the sum of the aggregate amount of cash that such Indemnifying Holder is entitled to be paid pursuant to Section 1.1(d)(i), Section 1.1(d)(ii) and Section 1.1(d)(iii), in each case prior to giving effect to any contribution to the Escrow Fund or the Expense Fund or, in the case of the Founders, their respective Founder Vesting Agreements, and the denominator of which is the aggregate amount of cash that all Indemnifying Holders are entitled to be paid pursuant to Section 1.1(d)(i), Section 1.1(d)(ii) and Section 1.1(d)(iii) prior to giving effect to any contribution to the Escrow Fund or the Expense Fund or, in the case of the Founders, their respective Founder Vesting Agreements.

“Representatives” means, with respect to a Person, such Person’s officers, directors, Affiliates, shareholders or employees, or any investment banker, attorney, accountant, auditor or other advisor or representative retained by any of them.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder Agreements” means, collectively, the Amended and Restated Voting Agreement between the Company and its shareholders dated July 1, 2014; the Amended and Restated Right of First Refusal and Co-Sale Agreement between the Company and its shareholders dated July 1, 2014; and the Amended and Restated Shareholder Rights Agreement between the Company and its shareholders dated July 1, 2014.

“Shareholders” means (i) with respect to any time before the Closing, collectively, the holders of record of Company Shares outstanding as of such time and (ii) with respect to any time at or after the Closing, collectively, the holders of record of Company Shares outstanding as of immediately prior to the Closing.

“SRED Credit” shall mean the refundable investment tax credits for expenditures that qualify as “scientific research and experimental development” that are incurred by a “Canadian controlled private corporation”, in each case, within the meaning of the Tax Act, pertaining to the Company for the tax year ending on (or the day immediately preceding) the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other Person of which such Person, either alone or together with one or more subsidiaries or by one or more other subsidiaries (i) directly or indirectly owns or purports to own, beneficially or of record securities or other interests representing more than 50% of the outstanding equity, voting power, or financial interests of such other Person or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such other Person’s board of directors or other governing body.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, shares, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Act” means the Income Tax Act (Canada), as amended from time to time.

“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) filed or required to be filed with respect to Taxes.

“Transactions” means the transactions contemplated by this Agreement, including the Purchase Transaction.

“Transaction Document” means, collectively, this Agreement and each other agreement or document referred to in this Agreement or to be executed in connection with any of the Transactions.

“Transaction Expenses” means all third-party fees, costs, expenses, payments and expenditures incurred by or on behalf of the Company in connection with the Purchase Transaction, this Agreement and the other Transactions, whether or not incurred, billed or accrued (including (i) any fees, costs expenses, payments and expenditures of legal counsel and accountants, (ii) the maximum amount of fees costs, expenses, payments and expenditures payable to brokers, finders, financial advisors, investment bankers or similar Persons notwithstanding any earn-outs, escrows or other contingencies, (iii) all bonuses or severance obligations owed by the Company to the Company’s directors, employees and/or consultants in connection with the Purchase Transaction; (iv) any such fees, costs, expenses, payments and expenditures incurred by Company Securityholders paid for or to be paid for by the Company; and (v) the Aggregate Proprietary Property Agreement Consideration).

“Unpaid Transaction Expenses” means Transaction Expenses that remain unpaid as of immediately prior to the Closing.

“Unvested Company Options” means the unexercised, validly issued, unexpired and unvested Company Options or portions of Company Options that are unvested and outstanding immediately prior to the Closing.

“Unvested Company Shares” means Company Shares that are not vested under the terms of any Contract with the Company or subject to forfeiture or a right of repurchase by the Company (including any share option agreement, share option exercise agreement or restricted Share Purchase Agreement).

“U.S. Code” means the Internal Revenue Code of 1986, as amended.

“Vested Company Options” means the unexercised, validly issued, unexpired and vested Company Options or portions of Company Options that are outstanding immediately prior to the Closing.

Other capitalized terms used herein and not defined in this Exhibit A shall have the meanings assigned to such terms in the following Sections:

“500 Startups”	Preamble
“500 Startups Debenture”	Recitals
“Accounts Receivable”	2.4(e)
“Acquirer”	Preamble
“Acquirer NWC Notice”	1.2(b)
“Acquirer’s Difference”	1.2(g)
“Additional Offer Letters”	5.4(a)
“Advisory Group”	7.8(b)
“Aggregate Proprietary Property Agreement Consideration”	1.6(b)(xx)
“Agreement”	Preamble
“Author”	2.10(g)
“Basket”	7.4(a)
“Canada’s Anti-Spam Legislation”	2.10(a)(i)
“Canadian Resident Vendor”	3.5
“Claims”	5.7
“Claim Certificate”	7.6(a)
“Claims Period”	7.5
“Closing”	1.1(c)
“Closing Date”	1.1(c)
“Company”	Preamble
“Company Articles”	1.6(b)(ii)
“Company Authorizations”	2.8(b)
“Company Balance Sheet”	2.4(b)
“Company Balance Sheet Date”	2.4(b)
“Company Bylaws”	1.6(b)(ii)
“Company Data”	2.10(a)(ii)
“Company Data Agreement”	2.10(a)(iii)
“Company Databases”	2.10(q)(vii)2.10(q)(ix)
“Company Disclosure Letter”	Article II
“Company Employee Plans”	2.12(a)
“Company Fraud”	7.2(a)(viii)
“Company Intellectual Property”	2.10(a)(iv)
“Company Intellectual Property Agreements”	2.10(a)(v)
“Company-Licensed Data”	2.10(q)(x)
“Company-Owned Data”	2.10(q)(xi)
“Company-Owned Intellectual Property”	2.10(a)(vi)
“Company Privacy Commitments”	2.10(q)(i)
“Company Privacy Policies”	2.10(a)(vii)
“Company Products”	2.10(a)(viii)
“Company Registered Intellectual Property”	2.10(a)(ix)
“Company Source Code”	2.10(a)(xi)
“Company User Agreements”	2.10(a)(xii)
“Company Voting Debt”	2.2(d)
“Company Website Privacy Policy”	2.10(a)(x)
“Company Websites”	2.10(a)(xiii)
“Confidential Information”	2.10(i)
“Confidentiality Agreement”	5.1(a)
“Debenture Conversion Notice”	Recitals
“Debenture Conversion Shares”	Recitals
“Debenture Holders”	Recitals

“Debenture Purchase”	1.1(b)
“D&O Resignation and Release”	1.6(b)(xi)
“Escrow Agent”	1.1(e)
“Escrow Agreement”	1.1(e)
“Escrow Amount”	1.1(e)
“Escrow Fund”	1.1(e)
“Escrow Release Date”	7.1(a)
“Expense Fund”	1.1(f)
“Expense Fund Amount”	1.1(f)
“Export Approvals”	2.20
“Final Net Working Capital Shortfall”	1.2(f)
“Final Net Working Capital”	1.2(f)
“Financial Statements”	2.4(a)
“Founder”	Recitals
“Founder Vesting Agreement”	Recitals
“General Cap”	7.4(b)
“Government Contract”	2.16(a)(xxix)
“ICT Infrastructure”	2.10(p)(i)
“Indemnifiable Damages”	7.2(a)
“Indemnified Person”	7.2(a)
“Individual Fraud”	7.4(c)
“Intellectual Property”	2.10(a)(xiv)
“Intellectual Property Rights”	2.10(a)(xv)
“IP Cap”	7.4(c)
“IP Representations”	7.4(b)
“Material Contracts”	2.16(a)
“Maximum Cap”	7.4(c)
“Non-Competition Agreement”	Recitals
“Non-Solicit Period”	5.6
“Notice of Objection”	1.2(c)
“Notice of Option Surrender”	1.1(d)(iii)
“NWC Basket”	1.2(f)(ii)
“NWC Calculations”	1.2(b)
“Offer Letter”	Recitals
“Open Source Materials”	2.10(a)(xvi)
“Option Acceleration”	Recitals
“Paying Agent”	1.1(g)
“Paying Agent Agreement”	1.1(g)
“Personal Data”	2.10(a)(xvii)
“Privacy Laws”	2.10(a)(xviii)
“Process” or “Processing”	2.10(a)(xix)
“Proprietary Information and Technology”	2.10(a)(xx)
“Proprietary Property Agreement”	1.6(b)(xx)
“Purchase Transaction”	1.1(b)
“Releasees”	5.8
“Reviewing Accountant”	1.2(e)
“Securityholders’ Agent”	Preamble
“Securityholders’ Agent Difference”	1.2(g)
“Securityholders’ Agent Engagement Agreement”	7.8(b)
“Securityholders’ Agent Expenses”	7.8(b)
“Securityholders’ Agent Group”	7.8(b)
“Shareholders”	Preamble
“Share Purchase”	1.1(a)
“Shares”	Recitals
“Significant Customer”	2.21
“Significant Supplier”	2.22
“Special Claims”	7.4(c)
“Special Representations”	7.4(b)
“Spreadsheet”	5.2
“SRED Credit Filing Date”	5.5(c)
“Subco”	Preamble
“Termination Date”	8.1(b)
“Third-Party Claim”	7.9
“Third-Party Intellectual Property”	2.10(a)(xxi)
“Total NWC Adjustment Amount”	1.2(f)(ii)
“US Subsidiary”	2.11(j)
“Vested Option Holders”	Preamble
“Vested Option Payments”	1.1(d)(iii)